EXECUTION VERSION
STOCK PURCHASE AGREEMENT
by and among
Regency Energy Partners LP,
Pueblo Holdings, Inc.,
as Buyer,
Bear Cub Investments, LLC,
the Members of Bear Cub Investments, LLC identified herein,
as Sellers,
and
Robert J. Clark,
as Sellers’ Representative
Dated
April 2, 2007

i

SCHEDULES

Schedule A	Members
Schedule B	Defined Terms
Schedule C	Sample Balance Sheet

EXHIBITS

Exhibit A	Power of Attorney
Exhibit B	Purchaser’s Representation Letter
Exhibit C	Escrow Agreement
Exhibit D-1	Mutual Release (Individual)
Exhibit D-2	Mutual Release (Entity)
Exhibit E	Registration Rights Agreement
Exhibit F	Termination Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Acknowledgement and Appointment of Agent and Power of Attorney

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) dated April 2, 2007 is by and among Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), Pueblo Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Partnership (“Pueblo Holdings” and, together with the Partnership, the “Buyers”), Bear Cub Investments, LLC, a Colorado limited liability company (“Bear Cub”), and each of the members of Bear Cub set forth on Schedule A attached hereto (collectively, the “Members,” and together with Bear Cub, the “Sellers”). The Buyers, Bear Cub and Sellers are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
     1. As of the date hereof, the Members own all of the outstanding Equity Interests (the “Interests”) of Pueblo Midstream Gas Corporation, a Texas corporation (“Pueblo”), as set forth on Schedule A attached hereto.
     2. Concurrently with the execution and delivery of this Agreement, each Member shall execute and deliver to Bear Cub a stock transfer power (“Stock Powers”) with respect to the Interests owned by such Member, and Bear Cub shall retain such Stock Powers and any and all stock certificates evidencing the Interests for delivery to Buyers at Closing.
     3. Prior to the execution and delivery of this Agreement, each Member has executed and delivered to each of Bear Cub and Buyers a power of attorney in substantially the form attached hereto as Exhibit A appointing Robert J. Clark to act as attorney-in-fact for such Member with respect to the matters set forth therein (the “Power of Attorney”).
     4. Concurrently with the execution and delivery of this Agreement, each Member listed on Section 3.4(e) of the Disclosure Letter has executed and delivered a purchaser’s representative letter in the form attached hereto as Exhibit B.
     5. Buyers desire to purchase, and Sellers desire to sell to Buyers, the Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms used in this Agreement that are not defined in the text of the body of this Agreement shall have the meanings given such terms as set forth in Schedule B attached to this Agreement, which Schedule B is incorporated herein by reference with the same force and effect as is set forth herein in full.
     1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or

“subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day.
     1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
     2.1 The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, each Member shall sell, transfer, convey, assign and deliver to Buyers, and Buyers shall purchase and acquire from each Member, all of such Member’s Equity Interest in Pueblo, including all of such Member’s Interests, free and clear of all Liens. The Interests to be acquired by Buyers at Closing shall constitute all of the outstanding Equity Interests in Pueblo.
     2.2 Consideration.
          (a) The aggregate consideration to be paid by Buyers for the Interests shall consist of (i) Transaction Units and (ii) the Cash Amount (together, the “Aggregate Consideration”). The “Cash Amount” of the Aggregate Consideration shall be $34,735,049.00 (Thirty Four Million Seven Hundred Thirty Five Thousand Forty Nine and no/100 dollars) less (i) the sum of (A) the Debt Payoff Amount, (B) to the extent not paid prior to the Measurement Time, the Expenses, and (C) the Working Capital Deficit, if any, plus (ii) the Working Capital Surplus, if any. The Aggregate Consideration shall be payable in the manner described in Section 2.2(b) and Section 2.3.
          (b) At the Closing:
                (i) (A) Pueblo Holdings shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to the account designated in writing by Sellers’ Representative to Buyer at least two Business Days prior to Closing, an amount in Cash equal to the Estimated Cash Amount minus the Escrow Deposit and (B) the Partnership shall deliver to the Sellers’ Representative irrevocable instructions to the Partnership’s transfer agent to prepare and deliver to the Sellers’ Representative a share certificate in the name of each Member and in the amount set forth opposite such Member’s name as set forth on Schedule A;
                (ii) the Partnership shall deposit with the Escrow Agent the Escrow Deposit to secure and be available to satisfy the rights of Buyers under Section 2.3(d)(i);

                (iii) to the extent unpaid, Pueblo Holdings shall pay to the payees of any Expenses by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Payoff Letters; the amounts specified in the Payoff Letters; and
                (iv) Pueblo Holdings shall pay to each holder of any Third-Party Debt, by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Debt Payoff Letters, the amounts specified in the Debt Payoff Letters.
     2.3 Adjustments.
          (a) Preparation of Estimated Closing Statement. The Sellers’ Representative shall prepare in good faith and deliver to Pueblo Holdings, at least four Business Days prior to the Closing Date and at the sole expense of Sellers, a statement as of the Closing Date (the “Estimated Closing Statement”), setting forth a detailed determination of the Estimated Cash Amount. The “Estimated Cash Amount” shall be $34,735,049.00 minus (i) the sum of (A) the Debt Payoff Amount, (B) to the extent unpaid as of the Measurement Time, the Expenses, and (C) the estimated amount of Working Capital Deficit, if any, plus (ii) the estimated amount of Working Capital Surplus, if any. The Debt Payoff Amount and the Expenses shall be based on amounts set forth in the Debt Payoff Letters or the Payoff Letters, or, to the extent a Debt Payoff Letter or a Payoff Letter has not been provided for a Third-Party Debt or Expense, an estimate of such amounts, and in each case, shall be subject to final determination in the Final Closing Statement. Each estimation set forth in the Estimated Closing Statement shall be made as of the Measurement Time. Appropriate adjustments to the Aggregate Consideration Price shall be made after the Closing pursuant to Sections 2.3(b), (c), and (d).
          (b) Preparation of Closing Statement. As soon as reasonably practicable after the Closing Date (and, in any event, within 90 days after the Closing Date), Pueblo Holdings shall prepare and deliver to Sellers’ Representative, at the sole expense of Pueblo Holdings, a closing statement as of the Measurement Time (the “Proposed Closing Statement”), setting forth the proposed final calculation of (i) Net Working Capital, (ii) Debt Payoff Amount, (iii) Expenses, and (iv) the Cash Amount of the Aggregate Consideration. If Pueblo Holdings does not deliver the Proposed Closing Statement when required, Sellers’ Representative may prepare and deliver it to Pueblo Holdings, and, in such case, Pueblo Holdings shall have Sellers’ Representative objection rights under this Section 2.3.
          (c) Examination of Proposed Closing Statement. Sellers’ Representative shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and Pueblo Holdings’ calculations. If Sellers’ Representative fails to give Pueblo Holdings written notice of any disputed amounts within 30 days after Sellers’ Representative receives the Proposed Closing Statement (the “Review Period”), then the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof. If Sellers’ Representative gives Pueblo Holdings written notice of any disputed items within the Review Period, Pueblo Holdings and Sellers’ Representative shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement. If Pueblo Holdings and Sellers’ Representative fail to resolve any disputed amounts within 60 days after Sellers’ Representative receives the Proposed Closing Statement, Pueblo Holdings and Sellers’ Representative will engage the Audit Firm to resolve any such disputed matters in accordance with the terms of this Agreement, and, in connection with such engagement Pueblo Holdings, Pueblo and Sellers’ Representative shall execute any engagement, indemnity and other agreements as the Audit Firm may require as a condition to such engagement. The Audit Firm’s engagement shall be limited to the resolution of disputed amounts set forth in the Proposed Closing Statement that have been identified by Sellers’ Representative, and no other matter relating to the Final Closing Statement shall be subject to determination by the Audit Firm except to the extent affected by resolution of the disputed amounts. The Parties shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged. If possible, the decision of the Audit Firm shall be made within 30 days after being engaged. In any event, the decision shall be final and binding on the Parties. The Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of (i) Net Working Capital, (ii) Debt Payoff Amount, (iii) Expenses and (iv) the Cash Amount of the Aggregate Consideration (the final form of the Proposed Closing Statement, including any revisions that are made thereto pursuant to this Section 2.3(c), is referred to herein as the “Final Closing Statement”).
          (d) Adjustments.
                (i) If the Cash Amount of the Aggregate Consideration as reflected on the Final Closing Statement is less than the Estimated Cash Amount (the amount of such shortfall, if any, being hereinafter referred to as the “Aggregate Consideration Deficit”), then an amount of Cash equal to such Aggregate Consideration Deficit shall be released promptly from the Escrow Fund and paid to Pueblo Holdings in accordance with Section 2.4(b)(i).
                (ii) If the Cash Amount of the Aggregate Consideration as reflected on the Final Closing Statement is greater than the Estimated Cash Amount (the amount of such excess being hereinafter referred to as the “Aggregate Consideration Surplus”), then Pueblo Holdings shall immediately tender payment of such Aggregate Consideration Surplus, in Cash, to the Sellers’ Representative.
          (e) No Duplicative Effect. The provisions of this Section 2.3 and of any other Transaction Document shall apply in such a manner so as not to include in the components and calculations any duplicative effect of any item of adjustment and, except as otherwise expressly provided in this Agreement or as described in the Sample Balance Sheet, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of Net Working Capital, the Debt Payoff Amount, Expenses, or the Unpaid Environmental Deductible in each case, if any, or the Cash Amount of the Aggregate Consideration or any component of any of the foregoing, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet or the definitions contained in this Agreement as a line item or specific adjustment and (ii) the determination, calculation or methodology prescribed by GAAP shall otherwise control.
          (f) Fees and Expenses of the Audit Firm. If the Parties submit any disputed amounts to the Audit Firm for resolution as provided in Section 2.3(c) above, the fees and expenses of the Audit Firm (the “Audit Fees”) will be paid by and apportioned between Pueblo Holdings and the Sellers based on the aggregate dollar amount of the amount in dispute and the relative recovery as determined by the Audit Firm of Sellers and Pueblo Holdings, respectively. The Sellers and Pueblo Holdings shall promptly, and in any event within five Business Days after the final determination of the Final Closing Statement, pay to the Audit Firm the amount of Audit Fees payable by Sellers and Pueblo Holdings pursuant to the preceding sentence.
     2.4 Escrow.
          (a) Escrow Deposit. At or prior to the Closing, Pueblo Holdings, Sellers’ Representative, Bear Cub and the Escrow Agent shall enter into the Escrow Agreement. Notwithstanding any other provision in this Agreement to the contrary, in order to secure the indemnity obligations of the Sellers to the Buyer Indemnities under this Agreement and the recovery by the Buyers of any Aggregate Consideration Deficit, Buyers shall deposit the Escrow Deposit with the Escrow Agent at Closing to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.
          (b) Distribution of Escrow Fund.
                (i) Upon the Buyers becoming entitled to a distribution of all or a portion of the Escrow Fund pursuant to Section 2.3(d)(i), the Escrow Agent shall deliver (A) to the Buyers out of the Escrow Fund, Cash in an amount equal to the Aggregate Consideration Deficit, (B) to the Audit Firm an amount in Cash equal to the amount payable to the Audit Firm by Sellers in accordance with Section 2.3(f), if applicable, and (C) to Sellers’ Representative any Cash remaining in the Escrow Fund after the payments in clauses (A) and (B) of this Section 2.4(b)(i) have been made. If the Aggregate Consideration Deficit is greater than the amount of Cash in the Escrow Fund (such excess, the “Escrow Cash Shortfall”), then, in addition to the Cash distribution as provided above, each Member shall deliver to Pueblo Holdings, within 10 days after written notice of an Escrow Cash Shortfall to the Seller Representative (a “Shortfall Notice”), an amount in Cash equal to the Escrow Cash Shortfall multiplied by such Member’s Pro Rata Portion; provided that if any amounts are unpaid pursuant to this Section 2.4(b)(i), Buyers shall be allowed to pursue a claim for such unpaid amounts in accordance with the procedures set forth in Section 10.4(h). If it is determined that Buyers are not entitled to a distribution of the Escrow Fund pursuant to Section 2.3(d)(i), the Escrow Agent shall deliver (A) to the Audit Firm an amount in Cash equal to the amount payable to the Audit Firm by Sellers in accordance with Section 2.3(f), if applicable, and (B) to Sellers’ Representative all of the Cash remaining in the Escrow Fund upon such distribution.
                (ii) Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall distribute on a quarterly basis to the Sellers’ Representative, all interest, distributions, dividends and other income earned on the Escrow Fund.

          (c) Written Instructions. Sellers’ Representative and Pueblo Holdings hereby covenant and agree that when any Person becomes entitled to any distribution from the Escrow Fund pursuant to any provision of this Agreement, Pueblo Holdings and Sellers’ Representative shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such Person, if any, from the Escrow Fund in accordance with this Agreement and all other means of calculating amounts due under this Agreement (a “Joint Direction”). Each of Pueblo Holdings and Sellers’ Representative agree to confer as promptly as practicable and to use its reasonable best efforts to reach agreement as to the calculation of and entitlement to such amounts and the applicable Escrow Fund(s) from which such amounts will be distributed. In furtherance and not in limitation of the foregoing:
                (i) if the Sellers’ Representative or Pueblo Holdings shall fail to execute and deliver a Joint Direction, either of the Sellers’ Representative or Buyers, as applicable, shall be entitled to receive distributions from the Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of a written instruction, order or judgment issued or entered by a court of competent jurisdiction setting forth the amount to be paid to such Party pursuant to Section 2.4(b)(i) (a “Court Direction”);
                (ii) Pueblo Holdings and Sellers’ Representative covenant and agree jointly to instruct the Escrow Agent in writing, (1) within five Business Days after the final determination, of the Final Closing Statement to make the Cash distributions, if any, required by Section 2.3(d)(i), (2) if applicable, promptly within five Business Days after the determination by the Audit Firm of Net Working Capital, the Credit Agreement Balance, Third-Party Debt, Expenses, the Unpaid Environmental Deductible or the Cash Amount of the Aggregate Consideration, as applicable, to release, if applicable, to the Audit Firm out of the Escrow Fund the amount payable to the Audit Firm by the Sellers in accordance with Section 2.3(f).
     2.5 Delivery to Sellers’ Representative. Each Member acknowledges and agrees that delivery to the Sellers’ Representative of any amounts and all Transaction Units to which such Member is entitled under this Agreement shall constitute delivery to such Member for all purposes and the Buyer shall have no further liability to such Member with respect to such amounts or Transaction Units so delivered to the Sellers’ Representative.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MEMBERS
     Subject to the limitations set forth in Article X, each Member, severally and not jointly with any other Member, represents and warrants as to itself to Buyers as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) except as set forth in the Disclosure Letter:
     3.1 Organization, Good Standing and Authority of Sellers.
          (a) Such Member, if other than an individual, is a corporation, limited liability company, limited partnership or trust duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
          (b) Such Member has the full right, power and authority to enter into this Agreement and the Transaction Documents to which it shall be a party and to transfer, convey and sell to Buyers at the Closing the Interests owned by it. If such Member is other than an individual, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or is intended to be a party have been duly authorized by all requisite corporate, limited liability company or limited partnership action on the part of such Member. This Agreement and the other Transaction Documents to which such Member is or shall be a party have been or will be duly executed and delivered by such Member, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or, if not yet executed, will at Closing constitute, legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.2 Title to Interests. Such Member has good and valid record and beneficial title to the Interests as set forth beside such Member’s name on Schedule A, free and clear of any and all Liens. The Interests set forth opposite such Member’s name on Schedule A constitute all of the Equity Interests of Pueblo held of record or beneficially by such Member. Upon the Closing, Buyers will acquire good title to all of the Equity Interests of Pueblo as set forth opposite such Member’s name on Schedule A, free and clear of any Liens, other than any Liens created by Buyers. Neither such Member, nor, to the knowledge of such Member, Bear Cub or any other Member is a party to (i) any option, warrant, purchase right or other Contract (other than this Agreement) that could require any such Seller or, after the Closing, Buyers, to sell, transfer or otherwise dispose of any Equity Interest of Pueblo or (ii) any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interest of Pueblo. As of the Closing, except for the Interests in Pueblo set forth opposite such Member’s name on Schedule A, such Member will not own any Equity Interests of Pueblo.
     3.3 No Conflicts. Neither the execution and delivery by such Member of this Agreement, any other Transaction Documents to which such Member is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by such Member of its obligations hereunder or thereunder will require any consent under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of such Member’s Interests under (i) if such Member is other than an individual, the Organizational Documents of such Member, (ii) any Contract or other instrument to which such Member is a party or by which it or any of its properties or assets are bound, or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.5 are duly and timely obtained any Law, Regulation or Order applicable to such Member.

     3.4 Investor Status
          (a) The Transaction Units are being acquired by such Member for investment purposes only, for such Member’s own account and not as nominee or agent for any other Person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Such Member is not a party to or bound by, and does not intend or have any plans to enter into, any Contract with any Person to sell, transfer or pledge any part of the Transaction Units, except for bona fide pledges or sales or transfers made in compliance with all applicable securities laws.
          (b) Such Member has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the Partnership and the suitability of the Transaction Units as an investment.
          (c) In connection with the acquisition of the Transaction Units hereunder, such Member (or such Member’s Purchaser Representative) has had the opportunity to examine all aspects of the Partnership, its operations, and its financial condition that such Member (or such Member’s Purchaser Representative) has deemed relevant, and has had access to all information with respect to the Partnership and its business in order to make an evaluation thereof. In connection with the acquisition of the Transaction Units hereunder, such Member (or such Member’s Purchaser Representative) has had the opportunity to ask such questions of and receive answers from directors, officers, employees and representatives of the Managing General Partner concerning the Partnership and to obtain such additional information about the Partnership as such Member (or such Member’s Purchaser Representative) deems necessary for an evaluation thereof. The investment decision of such Member to acquire the Transaction Units has been based solely upon the evaluation made by such Member (or such Member’s Purchaser Representative) of the Partnership. In evaluating the suitability of an investment in the Partnership, such Member has not been furnished and no Member (or such Member’s Purchaser Representative) has relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of the Buyers in this Agreement.
          (d) Such Member acknowledges that copies have been made available to it, sufficiently in advance of this Agreement as such Member (or such Member’s Purchaser Representative) deems necessary to evaluate an investment in the Transaction Units, of each of the Partnership SEC Documents, and has been informed that copies of Exhibits to each of the Partnership SEC Documents will be made available to any Member (or such Member’s Purchaser Representative) upon such Member’s written request.
          (e) Such Member (i) is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act or (ii) either alone or with his Purchaser’s Representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Partnership.

          (f) Such Member acknowledges that the Transaction Units have not been offered or sold by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature.
     3.5 Status of Transaction Units; Disposition.
          (a) Such Member acknowledges that no registration statement relating to the Transaction Units has been filed under the Securities Act or any state securities law and that, consequently, the Transaction Units are “restricted securities” within the meaning of Rule 144 under the Securities Act, may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by such Member) unless the Transaction Units subsequently are registered under the Securities Act and such state laws or until an exemption from such registration requirements is available.
          (b) Neither such Member nor anyone acting on such Member’s behalf has offered or sold or will offer or sell any of the Transaction Units by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the Transaction Units under the Securities Act, would render the disposition of the Transaction Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration or qualification pursuant thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BEAR CUB
     Subject to the limitations set forth in Article X, Bear Cub represents and warrants to Buyers as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) except as set forth in the Disclosure Letter:
     4.1 Organization, Good Standing and Authority; Capitalization of Bear Cub.
          (a) Bear Cub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease.
          (b) Bear Cub has the full right, power and authority to enter into this Agreement and the Transaction Documents to which it shall be a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or is intended to be a Party have been duly authorized by all requisite limited liability company action on the part of Bear Cub. This Agreement and the other Transaction Documents to which it is or shall be a Party have been or will be duly executed and delivered by Bear Cub, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or, if not yet executed, will at Closing constitute, legal, valid and binding obligations of Bear Cub, enforceable against Bear Cub in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.2 Organization, Good Standing, Authority, Capitalization of Pueblo Companies.
          (a) Pueblo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease. Pueblo is duly qualified to transact business and is in good standing in each jurisdiction listed on Section 4.2(a) of the Disclosure Letter, which constitute all of the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Pueblo.
          (b) The authorized capital stock of Pueblo consists of 2,500,000 shares of capital stock, no par value per share, of which 588,600 shares (being all the Interests) are issued and outstanding and listed on Schedule A. No shares of capital stock or other Equity Interests are reserved for issuance, there are no Equity Interest Equivalents outstanding and Pueblo is not obligated, by Contract or otherwise, to issue any Equity Interests. All the outstanding Interests have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.
          (c) Pueblo Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease. Pueblo Subsidiary is duly qualified to transact business and is in good standing in each of the jurisdictions listed on Section 4.2(c) of the Disclosure Letter which constitute all of the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Pueblo.
          (d) The authorized capital stock of Pueblo Subsidiary consists of 1,000 shares of capital stock, no par value per share, of which 1,000 shares are issued and outstanding. No shares of capital stock or other Equity Interests are reserved for issuance, there are no Equity Interest Equivalents outstanding and Pueblo Subsidiary is not obligated, by Contract or otherwise, to issue any Equity Interests. Pueblo owns, of record and beneficially, all of the outstanding Equity Interests of Pueblo Subsidiary free and clear of all Liens. All the outstanding shares of capital stock of Pueblo Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.
          (e) Pueblo Subsidiary is the only corporation, limited partnership, limited liability company or other Person in which Pueblo owns, directly or indirectly, an Equity Interest.
          (f) Bear Cub has heretofore delivered to Buyers true and complete copies of the Organizational Documents of each of Pueblo and the Pueblo Subsidiary.

     4.3 No Conflicts. Neither the execution and delivery by Bear Cub of this Agreement, any other Transaction Documents to which Bear Cub is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by Bear Cub of its obligations hereunder or thereunder will conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Assets of any Pueblo Company under, or otherwise result in a material detriment to Bear Cub or any Pueblo Company under, any provision of (i) the Organizational Documents of Bear Cub or Pueblo (each as amended to date) or any provision of the comparable charter or organizational documents of Pueblo Subsidiary, (ii) any Contract, instrument, permit, concession, franchise or license to which any of Bear Cub, any of its Subsidiaries, or any Pueblo Company is a party or by which or to which any of their respective properties or assets are bound or subject, (iii) any joint venture or other ownership arrangement applicable to Bear Cub or any Pueblo Company or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.5 are duly and timely obtained or made, any Law, Regulation or Order applicable to Bear Cub, either Pueblo Company or any of their respective properties or assets.
     4.4 Regulation and Authorizations. To Bear Cub’s Knowledge, no Pueblo Company has engaged in any activities that would subject any Pueblo Company, its activities, or its facilities to the NGA jurisdiction of the FERC. All of the facilities of Pueblo used to transport natural gas are intrastate pipelines or “gathering” facilities and, as such, are not currently subject to regulation by any Governmental Authority under the NGA or the NGPA. The representations made by Bear Cub and the Pueblo Companies concerning the jurisdictional status of their facilities and operations to natural gas purchasers and interstate or intrastate pipelines in order to effect sales or to facilitate transportation transactions (whether for any Pueblo Company or any Third Person) were true when made and are true and correct in all material respects, and the Pueblo Companies have complied in all material respects with the terms and conditions of such sales, transportation or interconnect or similar arrangements (including “on behalf of” certificates).
     4.5 Consents and Authorizations.
          (a) Except for (i) Post-Closing Notifications, (ii) any Notifications set forth in Section 4.5(a)(ii) of the Disclosure Letter (the “Required Notifications”), (iii) any Third-Party Consent set forth in Section 4.5(a)(iii) of the Disclosure Letter (a “Required Third-Party Consent”), and (iv) any Authorizations set forth in Section 4.5(a)(iv) of the Disclosure Letter (a “Required Authorization”), no Authorization, Notification or Third-Party Consent is necessary for Bear Cub to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or it shall be a party.
          (b) Each Pueblo Company possesses all material Authorizations, including all certificates of public convenience and necessity and rate authorizations required by the Governmental Authority of each state with jurisdiction over such matters, as are necessary to carry on its business as currently conducted. Such Authorizations are in full force and effect and have not been violated in any material respect and no suspension, revocation or cancellation thereof has been threatened. Neither Bear Cub nor any Pueblo Company has received any written notification that any event has occurred or any circumstance or condition exists, and, to Bear Cub’s Knowledge, no event has occurred, and no circumstance or condition does exist, that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a material violation or non-compliance by any of the Pueblo Companies with any such Authorization. Neither Bear Cub nor any of the Pueblo Companies has received from any Governmental Authority written notification that any such Authorizations (A) are not in full force and effect, (B) have been violated in any material respect or (C) are subject to any suspension, revocation, modification or cancellation. There is no Proceeding pending or, to Bear Cub’s Knowledge, threatened regarding suspension, revocation, modification or cancellation of any of such Authorizations.
     4.6 Properties.
          (a) Pueblo and the Pueblo Subsidiaries, individually or together, (i) have such title or interest in and to the Pipeline Assets as is sufficient to enable them to conduct their business as currently conducted without material interference, and (ii) own or hold by valid leaseholds all of the other assets reflected in the Consolidated Balance Sheet (other than any assets reflected in the Consolidated Balance Sheet that have been sold or otherwise disposed of since the date of the Consolidated Balance Sheet consistent with Section 4.19(a)) and all other assets (including Real Property Interests but excluding the Pipeline Assets) ((i) and (ii) collectively, the “Assets”) free and clear of all Title Defects. Neither Bear Cub nor any Pueblo Company has received any written notice of any claim asserting the existence of a Title Defect in connection with any material Assets. To Bear Cub’s Knowledge, there are no assessments against the Assets for public improvements. As of the date of this Agreement, there has been no actual or, to Bear Cub’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or, to Bear Cub’s Knowledge, the threat of condemnation.
          (b) The Assets, including the personal property owned or leased by the Pueblo Companies, constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or, to Bear Cub’s Knowledge, necessary for use in connection with the operation of the business of the Pueblo Companies consistent with past practice and as currently operated. There are no preferential rights, rights of first refusal, rights of first offer or similar rights to purchase or with respect to the sale of any material Asset or material portion of the Assets.
          (c) Neither Bear Cub nor any Pueblo Company has received any notice of default or termination or, to Bear Cub’s Knowledge, is in default, under the terms of any leases, easements or rights of way with respect to the Real Property Interests, that has resulted in or could reasonably be expected to result in a material impairment or loss of title to the Real Property Interests or the value thereof or that has or would hinder or impede the operations of the assets of any Pueblo Company or adversely affect the ability of the Pueblo Companies to own and operate their assets from and after the Closing in the ordinary course of business as conducted by the Pueblo Companies prior to Closing.

          (d) The assets of the Pueblo Companies that are tangible assets are, in all material respects, in good operating and working order, repair and condition, subject to ordinary wear and tear.
     4.7 Taxes.
          (a) All Tax Returns required to be filed by or with respect to each Pueblo Company have been filed when due. All such Tax Returns are true, correct and complete in all material respects. All Taxes of each Pueblo Company (or for which any Pueblo Company could be liable), whether or not shown on any Tax Return, have been paid when due. All Tax withholding and deposit requirements imposed on or with respect to any Pueblo Company have been satisfied in full in all respects. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) No Pueblo Company has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 162(m), 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(6)), 404 or 409A of the Code.
          (c) No Pueblo Company has granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return. No unpaid Tax assessment, deficiency or adjustment has been assessed or asserted against or with respect to any Pueblo Company by any Governmental Authority; there are no currently pending or, to Bear Cub’s Knowledge, threatened, audits, administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any Pueblo Company.
          (d) All of the Pueblo Companies are members of an affiliated group within the meaning of Section 1504(a) of the Code, of which Pueblo is the common parent, and such affiliated group files a consolidated federal income Tax Return. No Pueblo Company (1) has been a member of an affiliated group (other than the affiliated group of which Pueblo is the common parent) or (2) has any liability for the Taxes of any Person (other than another Pueblo Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
          (e) Bear Cub has previously made available to Buyers true, correct and complete copies of (1) all income and other material Tax Returns filed by or on behalf of each Pueblo Company for all completed Tax years that remain open for audit or review by the relevant Governmental Authority and (2) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and any similar documents or communications sent or received by any Pueblo Company relating to Taxes.
          (f) None of the property of the Pueblo Companies is held in an arrangement that could be classified as a partnership for Tax purposes, and no Pueblo Company owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of any Pueblo Company.
          (g) No claim has ever been made by any Governmental Authority in any jurisdiction in which a Pueblo Company does not file Tax Returns that such Pueblo Company is or may be subject to Taxation by that jurisdiction.
          (h) There are no intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13 (deferred intercompany gain) or Treasury Regulation Section 1.1502-19 (excess loss accounts) and no Pueblo Company has any such gain or excess loss accounts.
          (i) No Pueblo Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable period ending after the Closing Date as a result of a change in accounting method for any Taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Authority with respect to any such Taxable period. No Pueblo Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or otherwise.
          (j) No Pueblo Company is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or similar arrangement, nor does any Pueblo Company have any Liability or potential Liability to another party under any such agreement or arrangement.
          (k) No Pueblo Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by the Transaction Documents.
          (l) No Pueblo Company has consummated, has participated in, or is currently participating in any transaction that was or is a “tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).
          (m) None of the Assets (directly or indirectly) secures any debt the interest on which is exempt from Tax under Section 103(a) of the Code, and none of the Assets consist of “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (n) No Pueblo Company has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other Tax law, that will require any increase in

Taxable income or alternative minimum Taxable income, or any reduction in Tax deductions or Tax credits for, any Pueblo Company for any Taxable period ending after the Closing Date.
     4.8 Compliance with Laws.
          (a) Each Pueblo Company is in compliance in all material respects with all applicable Laws and Regulations and no Pueblo Company has received specific written notice from any Governmental Authority that it is not in compliance in any material respects with any applicable Law.
          (b) To Bear Cub’s Knowledge, subject to Section 4.4, no provision of any existing Law, Regulation or Order applicable to any Pueblo Company (i) would preclude any Pueblo Company from charging and collecting, without the necessity for approvals of any Governmental Authority and without refund obligation, market based rates for gathering, transporting, treating, processing, compressing, purchasing, or selling Hydrocarbons; (ii) would preclude any Pueblo Company from constructing additions to, modifications of or interconnections with Third Persons with respect to, its gathering, transportation, treating, processing or compression facilities; or (iii) has required or could reasonably be expected to require any Pueblo Company to make refunds of amounts collected for sales or services.
          (c) None of the Pueblo Companies is engaged in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.
     4.9 Insurance. Section 4.9 of the Disclosure Letter sets forth a list, including the name of the insurer, the risks insured, and related limits of the insurance policies currently maintained by the Pueblo Companies and any material claim outstanding under such insurance policies. All such policies are in full force and effect. Except as otherwise disclosed, there is no material claim outstanding under any such insurance policy and, to Bear Cub’s Knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for or (with or without notice or lapse of time) could reasonably be expected to give rise to or serve as the basis for any such claim under any such policy. No Pueblo Company has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. No Pueblo Company is a party to any Contract, and the insurance policies listed on Section 4.9 of the Disclosure Letter do not contain any provision, that would abrogate or limit the rights of any Pueblo Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement. As of the date hereof, Pueblo has paid $378,321.00 toward the deductible under the Current Environmental Insurance Policy.
     4.10 Material Contracts.
          (a) Section 4.10 of the Disclosure Letter contains a list of all Material Contracts. A true, correct and complete copy of each written Material Contract, and a written description of each oral Material Contract which is true, correct and complete in all material respects, has been provided to Buyers. None of the Pueblo Companies has received from any other party to a Material Contract any written notice of any material breach or material violation by any Pueblo Company of any Material Contract or termination or intention to terminate such

Material Contract. No event has occurred which (with notice or lapse of time, or both) would constitute a default or an event of default by any Pueblo Company under the terms of any Material Contract or give any other party to a Material Contract the right to terminate or modify the terms of such Material Contract. The Pueblo Companies have performed all of their obligations under the Material Contracts in all material respects. Each of the Material Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of the Pueblo Company that is a party thereto and, to Bear Cub’s Knowledge, each other party thereto, and, to Bear Cub’s Knowledge, no other party to any Material Contract is in material breach of the terms, provisions or conditions of such Material Contract.
          (b) There are no Contracts that, upon the consummation of the transactions contemplated by this Agreement or the Transaction Documents, will restrict the ability of the Buyers from processing the Hydrocarbons currently dedicated to the Fashing Facility under the Treatment and Processing Agreements from being transported to and processed at any other location owned by Buyers or its Subsidiaries.
          (c) There are no other Co-Owner Agreements and Co-Owner has no other rights with respect to the Fashing Plant.
     4.11 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property (“Intellectual Property”), that are, to Bear Cub’s Knowledge, necessary for the operation, or continued operation, of the business of any Pueblo Company, or for the ownership and operation, or continued ownership and operation, of any assets of any Pueblo Company, for which the Pueblo Companies do not hold valid and continuing authority in connection with the use thereof. No Pueblo Company has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the Assets owned by any Pueblo Company.
     4.12 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of any Pueblo Company for which Buyer or any Pueblo Company shall have any obligation or liability.
     4.13 Employees.
          (a) No Pueblo Company has, or since October 1, 2003 has had, any employees or Employee Benefit Plans and no Pueblo Company has any liability (including any contingent liability) to any employee or with respect to any Employee Benefit Plan.
          (b) Section 4.13(a) of the Disclosure Letter lists all employees of Bear Cub the primary duties or activities of which are to perform services for the Pueblo Companies or the Assets (the “Pueblo Employees”), their current annual salary or hourly rate, as applicable, date of employment and employee benefits (the “Current Salary/Benefits”).
          (c) None of the Pueblo Companies has agreed to recognize any labor union or other collective bargaining representative and, to Bear Cub’s Knowledge, no labor union or other collective bargaining representative claims to or is seeking to represent any Pueblo Employees. To Bear Cub’s Knowledge, no union organizational campaign or representation petition is currently pending with respect to any Pueblo Employee.
          (d) Neither any Pueblo Company nor any ERISA Affiliate contributes to or has an obligation to contribute to, nor has contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other employee benefit plan subject to Title IV of ERISA.
          (e) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the Transaction Documents will not (either alone or in conjunction with any other event) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Pueblo Companies to any (1) Severance Obligations, or (2) Change of Control Amounts (for each of clause (1) and (2), except as set forth in the Transition Services Agreement). Further, neither Pueblo Company has made any payments, is obligated to make any payments, or is a party to any Contract that, under certain circumstances, would obligate it to make any payments that would not be deductible under (or the deduction of which would be limited by) Section 280G or 162(m) of the Code or would be subject to tax under Section 209A of the Code.
     4.14 Financial Statements; Absence of Undisclosed Liabilities; Controls and Procedures.
          (a) Bear Cub has delivered to Buyers the unaudited consolidated balance sheets (the “Consolidated Balance Sheet”) and related unaudited consolidated statements of operations and statements of cash flows of Pueblo and its Subsidiary for the year ended December 31, 2004, December 31, 2005 and December 31, 2006 (such financial statements for the year ended December 31, 2004, December 31, 2005 and December 31, 2006 being the “Financial Statements”); and
          (b) The Financial Statements have been prepared in accordance with the books and records of Pueblo and the Pueblo Subsidiaries in all material respects. Each of the balance sheets included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Pueblo Companies, as of the date thereof, and each of the consolidated income statements and statements of cash flows included in the Financial Statements fairly presents in all material respects the consolidated results of operations and cash flows, as the case may be, of the Pueblo Companies for the periods set forth therein, in each case in accordance with GAAP, subject to the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material.
          (c) There are no Liabilities of Pueblo or any Pueblo Subsidiaries that are not reflected or reserved against in the Financial Statements, other than Liabilities that are (i) current liabilities incurred in the ordinary course of business and consistent with past practices of the Pueblo Companies since December 31, 2006, (ii) not required to be presented in unaudited year end financial statements prepared in conformity with GAAP and that are not, individually or in the aggregate, material to the Pueblo Companies, taken as a whole and which, in any event, do not exceed $25,000 in the aggregate, (iii) Liabilities under this Agreement or (iv) Liabilities for Expenses. Neither Pueblo Company has any Liability for funded indebtedness.
          (d) Each of the Pueblo Companies maintains books and records reflecting in all material respects its assets and liabilities and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Pueblo Companies, and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Pueblo Companies and to maintain accountability for the consolidated assets; (iii) access to the Pueblo Companies’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Pueblo Companies’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (e) Bear Cub has delivered to the Buyers all unaudited financial statements of the Pueblo Companies prepared to date.
          (f) Pueblo’s accountants have not advised Pueblo of any material deficiencies in Pueblo’s disclosure controls and procedures.
     4.15 Internal and Disclosure Controls. Bear Cub and the Pueblo Companies are not and have not been at any time subject to the Sarbanes-Oxley Act of 2002 and as such, no specific internal or external review of Bear Cub’s or the Pueblo Companies’ internal and disclosure controls has been performed. Bear Cub has disclosed to Buyers in summary form the existence, to Bear Cub’s Knowledge, of each of the following (i) any material deficiency in the internal controls of the Pueblo Companies that could adversely affect the Pueblo Companies’ ability to record, process, summarize and report financial data; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Pueblo Companies’ internal controls and (iii) any change in the internal controls or disclosure controls and procedures of the Pueblo Companies effected since January 1, 2006.
     4.16 Environmental Matters.
          (a) No Pueblo Company is in violation in any material respect of any Environmental Law. No Governmental Authority or other Third Person has alleged that any Pueblo Company is in violation of any Environmental Law, except for such allegations of violation that have been resolved to the satisfaction of the party making such allegation.
          (b) None of the Real Property Interests, none of any other properties used by any Pueblo Company, and none of the properties to which Hazardous Materials generated by any Pueblo Company or as a result of the operations of any Pueblo Company may have migrated or been transported is (i) listed on the CERCLA National Priorities List or any other similar list of sites of environmental concern maintained by any Governmental Authority or (ii) is the subject of any remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials.

          (c) No Pueblo Company has released, and to Bear Cub’s Knowledge there have not been any releases of, Hazardous Materials on, under, from, or into any of the Real Property Interests or any other property formerly owned, operated, or used by any Pueblo Company during or before the time of such Pueblo Company’s ownership, operation, or use of such properties.
          (d) To Bear Cub’s Knowledge, each Pueblo Company currently holds all material permits, licenses, and approvals required under any Environmental Law for its ownership, operation, or use of the Real Property Interests and the conduct of its operations. There are no outstanding or unresolved notices of violation or notices of noncompliance with respect to such permits, licenses, and approvals.
          (e) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, or notices pending or, to Bear Cub’s Knowledge, threatened against any Pueblo Company under any Environmental Law, including without limitations those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment.
          (f) No Pueblo Company is a party or, to Bear Cub’s Knowledge, a successor in interest to any Contract under which any Pueblo Company has assumed or agreed to be responsible for any current or contingent Liabilities with respect to any Hazardous Materials or any matters arising under Environmental Laws.
          (g) To Bear Cub’s Knowledge, there are no actual or contingent Environmental Costs or Liabilities that any Pueblo Company may sustain in connection with any remediation, clean-up, modification, monitoring, repairs, work, construction, alterations or installations required as a result of any existing condition, fact or circumstance, including any Environmental Costs or Liabilities relating to capital improvements, physical upgrading or maintenance and repairs required by, or otherwise required to correct any Pueblo Company’s noncompliance with, any Environmental Law.
     4.17 Litigation.
          (a) There are no Proceedings pending or, to Bear Cub’s Knowledge, threatened against any Pueblo Company or the Assets, including any Proceeding that questions the validity or enforceability of this Agreement or any other Transaction Document.
          (b) To Bear Cub’s Knowledge, there are no facts or circumstances existing that could reasonably give rise to any litigation, arbitration, investigation or proceeding that, if resolved in a manner adverse to the Pueblo Companies, could reasonably be expected to give rise to a material Liability or have a Material Adverse Effect on Pueblo.
          (c) No Pueblo Company is subject to any outstanding Order (other than routine oil and gas field regulatory orders) or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding, or letter of commitment with a Third Party.

     4.18 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, planned or being contemplated by any Pueblo Company or with respect to any of their respective Assets, or, to Bear Cub’s Knowledge, being threatened against Pueblo or any of the Pueblo Subsidiaries.
     4.19 Absence of Certain Changes. Except as reflected in the Financial Statements, since December 31, 2006, (a) neither Pueblo nor any Pueblo Subsidiary has acted or failed to act in a manner that would have been prohibited by Section 6.1 if the terms of such Section had been in effect as of and after such date and (b) there has not occurred, and neither Pueblo nor any Pueblo Subsidiary has incurred or suffered, any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing that has had or could reasonably be expected to have, a Material Adverse Effect on Pueblo.
     4.20 Pipeline Matters. Section 4.20 of the Disclosure Letter sets forth summary historical throughput data and information (but only to the extent Pueblo possesses such throughput data and information) for the periods January 1, 2005 through January 31, 2007 relating to the Assets, including volumes of Hydrocarbons transported through the Pipeline Assets for the periods indicated. Such throughput data and information are accurate and complete in all material respects with respect to such periods. Subsequent to such periods, there have been no material adverse changes in the volumes of Hydrocarbons transported through the Pipeline Assets and no Person has provided written notice or, to Bear Cub’s Knowledge, oral notice to Bear Cub or any Pueblo Company of its intent to reduce materially the volume of Hydrocarbons transported through the Pipeline Assets. No fact or circumstance exists that would result in a material decrease in such volumes excluding, however, changes that may result from (a) market conditions, (b) matters that affect the energy industry in general or in the area in which the Assets are located, (c) non-performance by a party under the Hydrocarbon Contracts other than a Pueblo Company or (d) normal well decline or depletion in the ordinary course of operations or well volume declines caused by well operations.
     4.21 Affiliate Relationships. There are no Contracts or other arrangements between Bear Cub and any Pueblo Company or involving any Pueblo Company in which any member, manager, officer, director, or Affiliate of any Pueblo Company or Bear Cub is a party or has a financial interest.
     4.22 FCC Matters. Pueblo has properly filed with the FCC such application(s) as may be required to cancel in accordance with the FCC Rules all FCC Licenses set forth on Section 4.22 of the Disclosure Letter pursuant to the FCC’s Universal Licensing System (ULS) and has provided to Buyers copies of all such application(s) filed. No Pueblo Company holds any FCC Licenses.
     4.23 Bear Cub Financial Statements; Absence of Undisclosed Liabilities.
          (a) Bear Cub has delivered to Buyers the unaudited consolidated balance sheet (the “Bear Cub Consolidated Balance Sheet”) and related unaudited consolidated income statement of Bear Cub and its Subsidiaries for the year ended December 31, 2006 (such financial statements being the “Bear Cub Year End Financial Statements”).

          (b) The Bear Cub Year End Financial Statements have been prepared in accordance with the books and records of Bear Cub and its Subsidiaries in all material respects. The consolidated balance sheet included in the Bear Cub Year End Financial Statements fairly presents in all material respects the consolidated financial position of Bear Cub, as of the date thereof, and the consolidated income statement included in the Bear Cub Year End Financial Statements fairly presents in all material respects the consolidated results of operations of Bear Cub for the periods set forth therein, in each case in accordance with GAAP, subject to the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material.
          (c) There are no Liabilities of Bear Cub that are not reflected or reserved against in the Bear Cub Year End Financial Statements, other than Liabilities that are (A) current liabilities incurred in the ordinary course of business and consistent with past practices of Bear Cub since December 31, 2006, (B) not required to be presented in unaudited year end financial statements prepared in conformity with GAAP and that are not, individually or in the aggregate, material to Bear Cub, taken as a whole and which, in any event, does not exceed $25,000 in the aggregate, or (C) Liabilities under this Agreement.
     4.24 Powers of Attorney. The total consideration to be received for the sale of the Members’ Interest under this Agreement satisfies the condition in the Powers of Attorney executed by each Member, each Power of Attorney remains in full force and effect and no Member has revoked any Power of Attorney.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYERS
     The Buyers jointly and severally represent and warrant to Sellers as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing), in each case except as to matters disclosed in the Partnership SEC Documents:
     5.1 Organization, Standing and Power. Each of the Partnership and Pueblo Holdings and its Significant Subsidiaries is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions in which the failure so to be qualified and licensed could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership. Each of the Partnership and Pueblo Holdings has heretofore made available to Sellers complete and correct copies of its Organizational Documents, each as amended to date.

     5.2 Authority; No Violations, Consents and Approvals.
          (a) Other than approval by the General Partner, which approval has been obtained, no vote of holders of any Equity Interest of the Partnership is necessary to approve this Agreement, the other Transaction Documents to which the Buyers are or will be a party, or the performance by the Buyers of their respective obligations hereunder or thereunder. The Buyers have all requisite limited partnership and corporate power and authority to enter into this Agreement and the other Transaction Documents to which it shall be a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership and corporate action on the part of each of the Buyers. This Agreement has been duly executed and delivered by each of the Buyers and, assuming this Agreement constitutes the valid and binding obligation of Sellers and Sellers’ Representative, constitutes a valid and binding obligation of each of the Buyers enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The execution and delivery of this Agreement by the Buyers does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Partnership or any of its Subsidiaries under, or otherwise result in a material detriment to the Partnership or any of its Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership (each as amended to date) or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or other Contract applicable to the Partnership or any of its Subsidiaries, (iii) any joint venture or other ownership arrangement or (iv) assuming each Notification and Authorization referred to in Section 5.2 is duly and timely made or obtained, any Law, Regulation or Order applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Partnership.
          (c) No Notification to, and no Authorization from, any Governmental Authority is required by or with respect to the Partnership or any of its Subsidiaries in connection with the execution and delivery by the Buyers of this Agreement and the other Transaction Documents to which they are or will be a party or the performance by the Buyers of their respective obligations hereunder or thereunder, except for: (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the Nasdaq; (iii) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (iv) any Post-Closing Notifications; and (v) any such

Notification or Authorization that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership.
     5.3 SEC Documents. The Partnership has made available to Bear Cub and each Member a true and complete copy of each of the Partnership SEC Documents and exhibits to each of the Partnership SEC Documents. The Partnership SEC Documents constitute each registration statement, prospectus (other than preliminary prospectuses), and other material report and schedule filed by the Partnership with the SEC since December 31, 2005 (other than any registration statement and related prospectus relating to any employee benefit plan) and include all the material reports and schedules (other than preliminary material) that the Partnership was required to file with the SEC since December 31, 2005. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Partnership included in the Partnership SEC Documents were prepared from the books and records of the Partnership and its subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Partnership and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Partnership and its consolidated Subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, the Buyers make no representation or warranty and shall have no liability with respect to any current report on Form 8-K of the Partnership that has been “furnished” rather than “filed” with the SEC.
     5.4 Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Partnership SEC Documents, since December 31, 2005, the Partnership has conducted its business only in the ordinary course of business, and there has not been: (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Partnership and its subsidiaries; or (b) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Partnership.
     5.5 Litigation. Except as disclosed in the Partnership SEC Documents, there is no suit, action or proceeding pending, or, to Buyers’ Knowledge, threatened against or affecting the Partnership or any Subsidiary of the Partnership (“Partnership Litigation”), and, to the Buyers’ Knowledge, there are no facts that are likely to give rise to any Partnership Litigation, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Partnership, nor is there any judgment, decree, injunction, rule or order of any

Governmental Authority or arbitrator outstanding against the Partnership or any Subsidiary of the Partnership that could reasonably be expected to result in a Material Adverse Effect on the Partnership.
     5.6 Taxes. From and at all times since its formation, the Partnership has qualified as a partnership for U.S. federal income tax purposes under Section 7704(c) of the Code, and all Tax Returns have been prepared consistently therewith.
     5.7 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyers or any of its Affiliates that is, or following the Closing would be, an obligation of Pueblo, Sellers or any of their respective Affiliates.
     5.8 Investment Intent. Buyers are acquiring the Interests for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and neither Buyer has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
ARTICLE VI
COVENANTS
     6.1 Conduct of Business.
          (a) Bear Cub covenants and agrees that until the earlier of the Closing or the termination of this Agreement, except as otherwise set forth in Section 6.1(a) of the Disclosure Letter or unless Pueblo Holdings otherwise consents in writing, Bear Cub shall (A) use commercially reasonable efforts to retain the services of the Pueblo Employees, and (B) cause the Pueblo Companies:
               (i) to operate in the usual and ordinary course of business consistent with past practice;
               (ii) to preserve substantially intact their business organizations, to use commercially reasonable efforts to maintain their rights, privileges and immunities, and to maintain their relationships with their customers and suppliers;
               (iii) to use commercially reasonable efforts consistent with past practice to maintain and to keep their properties and assets in good repair and condition, ordinary wear and tear excepted (if there is any casualty loss or damage to any properties or assets of any Pueblo Company prior to Closing, Bear Cub shall consult, and shall cause Pueblo to consult, with Pueblo Holdings regarding the replacement or repair of such property or asset);
               (iv) to use commercially reasonable efforts to keep in full force and effect insurance applicable to their Assets and operations comparable in amount and scope of coverage to that currently maintained, including the insurance policies described in Section 4.9 of the Disclosure Letter; and
               (v) (A) to keep and maintain accurate books, Records and accounts; (B) to pay or accrue all Taxes, assessments and other governmental charges imposed upon any of their Assets or with respect to their franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside; (C) to accrue and pay when due and payable all wages and other compensation incurred with respect to all employees of and consultants to the Pueblo Companies; and (D) to comply in all material respects with the requirements of all applicable Laws, Regulations and Orders, (E) to obtain or take all Governmental Actions necessary in the operation of its business, and (F) to comply and enforce (in all material respects) the provisions of all Material Contracts.
          (b) Except pursuant to the terms of this Agreement, as otherwise set forth in Section 6.1(b) of the Disclosure Letter or unless Pueblo Holdings otherwise agrees in writing from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement,
          (A) Sellers shall not:
               (i) sell, transfer or otherwise dispose of, or grant any Lien with respect to, the Interests or any other Equity Interests of any Pueblo Company; or
               (ii) engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in Article IV to become untrue; and
(B) Except as set forth on Section 6.1(b) of the Disclosure Letter, Bear Cub shall not, and shall not permit either Pueblo Company to:
               (i) increase any Pueblo Employee’s compensation (including salary, bonuses, benefits and other forms of current and deferred compensation);
               (ii) enter into, (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other equity based, incentive or deferred compensation plan or arrangement or other fringe benefit plan, (3) any consulting, employment, severance, bonus, termination or similar Contract with any Person or (4) any amendment or extension of any such plan or Contract;
               (iii) except for payments made pursuant to any existing Plans, grant, pay, otherwise become liable for or obligated to pay, any bonus or increase in compensation or benefits to any Pueblo Employee;
               (iv) grant, pay or otherwise become liable for or obligated to pay any Severance Obligation or Change of Control Obligation;

               (v) forgive any Indebtedness of any Pueblo Employee or any consultant of either Pueblo Company; or
               (vi) (A) make any loan to, or enter into any other transaction with, any of its directors, officers or employees; (B) engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in Article IV to become untrue; and (C) authorize or permit any Pueblo Company to take any of the following actions (and shall take all action necessary (including exercising its rights with respect to the Interests) to prevent any Pueblo Company from taking any action prohibited by this Section 6.1(b));
               (vii) (A) redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding Equity Interests of any Pueblo Company, (B) effect any reorganization or recapitalization, (C) split, combine or reclassify any of the Equity Interests of any Pueblo Company, or (D) declare, set aside or pay any dividend or other distribution, other than wholly in Cash, in respect of its Equity Interests;
               (viii) (A) offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of any of its Equity Interests or (B) grant, or authorize the grant of, any Lien by Pueblo with respect to any of its Equity Interests held by it in Pueblo Subsidiary;
               (ix) acquire, directly or indirectly, (A) whether by merger or consolidation, by purchasing an Equity Interest or otherwise, any business or division of any Person or (B) any material assets or properties other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;
               (x) sell, lease, exchange or otherwise dispose of, any of their respective assets, except for dispositions of Hydrocarbon inventories in the ordinary course of business consistent with past practice or to grant any Lien with respect to any of their respective assets;
               (xi) adopt any amendments to their respective Organizational Documents;
               (xii) (A) make any change in their methods of accounting in effect on the date hereof, except as may be required to comply with changes in GAAP, (B) make or revoke any Tax election or change (or make a request to change) its Tax accounting methods, policies, or procedures, (C) settle or compromise any Proceeding relating to Taxes, except, in each case, as may be required by Law; or (D) revalue any asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Interim Financial Statements;
               (xiii) incur any Indebtedness;
               (xiv) incur, or commit to incur any liability or obligation to make capital expenditures;

               (xv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (xvi) amend, modify, cancel, waive or assign any rights or obligations under or otherwise change in any respect any Material Contract other than in the ordinary course of business;
               (xvii) enter into or assume (A) any Contract that would constitute a Material Contract or (B) any other Contract with any Person (including an Affiliate), other than in the case of this clause (B) Contracts entered into in the ordinary course of business with a Third Person consistent with past practice;
               (xviii) (A) fail to maintain in full force and effect all Pueblo FCC Licenses, and timely to comply with FCC Rules with respect to the Pueblo FCC Licenses, (B) enter into any agreement on or with respect to spectrum capacity under any Pueblo FCC License without the prior consultation with and the prior approval of Pueblo Holdings, or (C) enter into any agreements to accept interference as prescribed by the FCC Rules in connection with any Pueblo FCC License without the prior consultation with and the prior approval of Pueblo Holdings; and
               (xix) agree in writing or otherwise to do any of the foregoing.
          (c) The parties agree that, if Pueblo Holdings agrees in writing to any action requiring Pueblo Holdings’ consent or agreement under any of the preceding Sections 6.1(a) and (b), each applicable section of Disclosure Letter shall be automatically updated for all purposes under this Agreement to include such action to which Pueblo Holdings agreed.
     6.2 Access, Information and Access Indemnity.
          (a) Until the earlier of the Closing or the termination of this Agreement, on Business Days and during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Bear Cub shall and shall cause each Pueblo Company to make available to Pueblo Holdings and its authorized representatives for examination as Pueblo Holdings may reasonably request all Records and Contracts in the possession or control of Bear Cub or any Pueblo Company relating to the assets and operations of any Pueblo Company; provided, however, such material shall not include (i) any information described in Section 6.2(a) of the Disclosure Letter subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by Pueblo after reasonable efforts or (ii), subject to prompt disclosure to Pueblo Holdings of the general nature thereof, information that, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; and provided, further that, Pueblo Holdings shall not unreasonably interfere with the day-to-day operations of the business of any Pueblo Company.
          (b) Subject to Section 6.2(a) above, Bear Cub shall permit Pueblo Holdings and Pueblo Holdings’ authorized representatives to consult with the Pueblo Employees on Business Days and during the business hours of 8:00 a.m. to 5:00 p.m. (local time) provided that the prior notice is given to an Officer and such Officer is permitted to be present, and to conduct, at Pueblo Holdings’ sole risk and expense, inspections, including on-site field inspecting and environmental investigations, and inventories of the assets owned by any Pueblo Company over which any Pueblo Company has control. Pueblo shall also coordinate, in advance, with Pueblo Holdings to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access.
     6.3 Due Diligence Indemnification. PUEBLO HOLDINGS SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF PUEBLO HOLDINGS, PUEBLO HOLDINGS’ AFFILIATES OR ANY PERSON ACTING ON PUEBLO HOLDINGS’ OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO ANY ENVIRONMENTAL CLAIM OR LIABILITY OF ANY PUEBLO COMPANY DISCOVERED BY BUYERS THROUGH DUE DILIGENCE. Pueblo Holdings shall comply fully with all rules, regulations, policies and instructions issued by either Pueblo Company or any Third Person operator and provided to Pueblo Holdings regarding Pueblo Holdings’ actions while upon, entering or leaving any property, including any insurance requirements that any Pueblo Company reasonably may impose on contractors authorized to perform work on any property owned or operated by either Pueblo Company.
     6.4 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to any other Party such documents and take such actions as any other Party may reasonably request in order more effectively to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.
     6.5 Termination of Agreements. On or prior to the Closing, Bear Cub shall cause Pueblo and Bear Cub Energy, LLC, a Colorado limited liability company (“Bear Cub Energy”), to enter into the Termination Agreement.
     6.6 Payoff Letters; Mutual Releases.
          (a) At least two, but no more than five Business Days prior to the Closing Date, Bear Cub shall, and shall cause Pueblo to, use its commercially reasonable efforts to cause each payee of Third-Party Debt and Expenses, as the case may be, to deliver a Debt Payoff Letter or a Payoff Letter to Pueblo, copies of which shall be promptly delivered to Pueblo Holdings.
          (b) Bear Cub shall use, and shall cause Pueblo to use, its commercially reasonable efforts to cause by Bear Cub, each Officer, each Director, and each officer and director of Bear Cub to reaffirm each Mutual Release delivered prior to the Closing or to deliver to Buyers at the Closing an executed Mutual Release to the extent such Person has not delivered a Mutual Release prior to the Closing.

     6.7 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. Bear Cub shall use, and shall cause each Pueblo Company to use, commercially reasonable efforts to obtain prior to Closing each Required Authorization and each Required Third-Party Consent and to deliver each Required Notification that is required to be obtained or made prior to the Closing of the transactions contemplated by this Agreement, and, in addition, Bear Cub shall cooperate, and shall cause each Pueblo Company to cooperate with Buyers, upon Buyers’ request, to obtain the consent of any Third Person that may be required under any Law, Regulation or Order or any Contract to which any Pueblo Company is a party and that requires consent as a result of the transactions contemplated by this Agreement.
     6.8 Tax Matters.
          (a) Filing of Tax Returns. With respect to any Tax Return covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to any Pueblo Company, Sellers’ Representative shall prepare or cause to be prepared such Tax Return. With respect to any Tax Return covering a Straddle Period, Pueblo Holdings shall, and shall cause each Pueblo Company to, cause such Tax Return to be prepared. Not later than 30 days prior to the due date (including extensions) of each Tax Return covering a Pre-Closing Period or Straddle Period the Party preparing such Tax Return shall deliver a copy of such Tax Return to the other Party for its review and comment. Not later than 10 days prior to the due date for the payment of Taxes with respect to such Tax Return, Sellers shall pay to Buyers the amount of Buyer Indemnified Taxes with respect to such Tax Return. Upon receipt thereof, Buyers shall cause such Tax Return to be filed and pay the Taxes shown due thereon.
          (b) Proration of Straddle Period. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of the Pueblo Companies (and each partnership in which any Pueblo Company is a partner) ended with (and included) the Closing Date; and
               (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of any Pueblo Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and
               (iii) for purposes of determining such Taxes, exemptions, relief allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned in the manner specified in clause (ii) above.

          (c) Cooperation; Procedures Relating to Tax Claims. Pueblo Holdings and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns, any audit, litigation or other Proceeding with respect to Taxes and Tax Returns (other than a Proceeding relating to a Third Person Claim described in Section 10.6 which shall be governed by Section 10.6). Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance; provided, further, no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party. Bear Cub agrees to retain all books and records with respect to Tax matters pertinent to the Pueblo Companies relating to the Tax periods ending prior to the Closing Date, until the expiration of any applicable statute of limitations or extensions thereof.
          (d) Taxes Related to Transaction. All sales, use, transfer, real property transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees (“Transfer Taxes”), and all recording costs, arising out of the transfer of the Interests pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Interests shall be borne by Buyers. Sellers shall cooperate with Buyers to reduce or eliminate any Transfer Tax and to prepare and file any related Tax Returns.
     6.9 Transaction Units.
          (a) Members agree that the Transaction Units shall not be offered for sale, sold, assigned, pledged, hypothecated, transferred, exchanged or otherwise disposed of (a “transfer”) unless the offer and sale is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available and complied with, and that, if any such transfer or offer thereof, is proposed to be effected pursuant to any such exemption, then the holder of the Transaction Units must, prior to such transfer, furnish to the Partnership and the transfer agent such certifications, legal opinions or other information as they may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any state or foreign securities law.
          (b) Members acknowledge the following:
               (i) The following legend may be placed on the certificates representing the Transaction Units:
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR

OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.
The legend set forth in the first paragraph above shall be removed when the Transaction Units represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the opinion of counsel referred to above has been provided to the Partnership, or, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws. The unit certificates shall also bear any additional legends required by applicable federal, state or foreign securities laws, which legends may be removed when, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws.
               (ii) Stop transfer instructions have been or will be placed with respect to the Transaction Units so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof in accordance with this Agreement.
               (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
          (c) Members are aware that the Partnership has relied on the representations and warranties of Members set forth in Section 3.4 and Section 3.5 and on the covenants of Members set forth in this Section 6.9 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Transaction Units by the Partnership to Members, and that, but for such representations, no issuance of the Transaction Units would be made by the Partnership to Members pursuant to this Agreement.
     6.10 Intentionally Omitted.
     6.11 Transition Services Agreement. At the Closing, Bear Cub shall cause Bear Cub Energy to execute and deliver the Transition Services Agreement and shall cause Bear Cub Energy to perform all its obligations thereunder.

     6.12 Intentionally Omitted.
     6.13 Stock Powers. Bear Cub shall retain the Stock Powers and any and all certificates evidencing the Interests for delivery to Buyers at Closing.
     6.14 Conduct of Members. Each Member agrees that it shall take any and all actions and exercise any and all rights under its power, including exercising rights as a holder of Equity Interests in Bear Cub, to cause Bear Cub to perform its duties and obligations under this Agreement and the other Transaction Documents to which Bear Cub is a party.
     6.15 Environmental Insurance. From and after the Closing, Pueblo shall not remove Bear Cub or Bear Cub Energy as an additional named insured under the Current Environmental Insurance Policy for so long as the Current Environmental Insurance Policy remains in force; provided, that Pueblo may terminate the Current Environmental Insurance Policy at any time after the Closing. In the event that Pueblo terminates the Current Environmental Insurance Policy after the Closing and obtains a new insurance policy covering the same matters as the Current Environmental Insurance Policy, then Pueblo shall, and the Buyers shall cause Pueblo to, name Bear Cub and Bear Cub Energy as additional insured parties under the newly obtained insurance policy with respect to the matters covered by the Current Environmental Insurance Policy that are covered by such new insurance policy.
     6.16 Bear Cub Liquidity.
          (a) From and after the date hereof and until the Survival Date, Bear Cub shall maintain Liquidity of at least $10 million; provided that such time period shall be extended until the Final Resolution of any claims for which a Claim Notice has been provided on or prior to the Survival Date.
          (b) From time to time as requested by Buyers, prior to the Survival Date, Bear Cub shall deliver to Buyers the most recently available balance sheet of Bear Cub, together with a calculation reflecting Bear Cub’s Liquidity as of the date of such balance sheet and a certificate executed by the chief financial or accounting officer of Bear Cub certifying that Bear Cub has Liquidity of at least $10 million as of the date of such certification.
     6.17 Preservation and Access to Records; and Further Assurances. For a period of at least five years after the Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records (including reasonable access during regular office hours to personnel familiar therewith) available to any other Party upon reasonable notice for inspection or copying, or both, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may reasonably designate in writing to the requesting Party) at reasonable times during regular office hours. If either Buyer, at any time, directly or indirectly, transfers the Records to a Third Person, then Buyer will obligate the transferee to maintain the Records as herein required and will retain access to the Records for the benefit of itself and the other Parties.
     6.18 Railroad Commission of Texas Matters. Within thirty (30) days after the Closing Date, Buyers shall post, or cause to be posted, with the Railroad Commission of Texas

(“TRRC”), in such form and amount as approved by the TRRC, in compliance with Rule 3.1(a)(1) of the TRRC Rules and Regulations to enable Bear Cub to withdraw the financial security it has posted with the TRRC in the name of Pueblo in compliance with said Rule 3.1(a)(1).
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Sellers’ Conditions. The obligation of Sellers to close the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which (other than the condition in Sections 7.1(c) and 7.1(f)) may be waived by Bear Cub in its sole discretion (which also shall constitute a waiver by each of the Sellers):
          (a) The representations and warranties of the Buyers contained in Article V of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of the Buyers contained in Article V that is qualified by a materiality standard or a Material Adverse Effect on the Partnership qualification shall not be further qualified by materiality for purposes of this Section 7.1(a)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by actions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date;
          (b) Each of the Buyers shall have performed in all material respects its obligations, covenants and agreements contained herein and in the Transaction Documents to which it is a party and required before Closing;
          (c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing;
          (d) The Buyers shall have delivered the items required to be delivered by the Buyers pursuant to Section 8.2(c) and 8.2(d);
          (e) There shall have been no event or other occurrence that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect which results in or reasonably could be expected to result in a Loss (to the extent not covered by insurance) of $5 million or more to the Partnership; and
          (f) Each Required Notification shall have been delivered.
     7.2 Buyer’s Conditions. The obligation of the Buyers to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived (other than the condition in Section 7.2(d)) by Pueblo Holdings in its sole discretion (which also constitutes a waiver by the Partnership):

          (a) The Title Representations shall be true and correct on and as of the Closing Date as if made on the Closing Date;
          (b) All representations and warranties of Members in Article III and Bear Cub in Article IV, other than the Members Title Representations and the Bear Cub Title Representations, shall be true and correct in all material respects (provided, however, that any such representation or warranty of Members and Bear Cub contained in Article III or Article IV, respectively, that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 7.2(b)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by actions specifically permitted by this Agreement and (ii) to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true or correct in all material respects as of such specified date;
          (c) Sellers shall have performed, in all material respects, their obligations, covenants and agreements contained herein and in the Transaction Documents required to be performed before Closing;
          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing;
          (e) No event or other occurrence shall have occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect which results in or reasonably could be expected to result in a Loss (to the extent not covered by insurance proceeds received after the date of this Agreement with respect to such Loss) of $5 million or more to the Pueblo Companies;
          (f) Members shall have delivered the items required to be delivered by Members pursuant to Section 8.2(a);
          (g) Bear Cub shall have delivered the items required to be delivered by Bear Cub pursuant to Section 8.2(b);
          (h) The Termination Agreement shall remain in full force and effect without any amendment thereto or waiver of any right thereunder;
          (i) Each Required Third-Party Consent and each Required Authorization shall have been obtained and each Required Notification shall have been delivered; and
          (j) Bear Cub shall have cancelled, or shall have caused Pueblo to cancel, the Pueblo FCC Licenses via the FCC’s Universal Licensing System (ULS).

ARTICLE VIII
CLOSING
     8.1 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time on April 2, 2007 in the offices of Vinson & Elkins, L.L.P, Trammell Crow Center, 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201 or such other time and place as to which the Parties agree in writing (the “Closing Date”). Subject to the provisions of Article IX hereof, failure to consummate the Closing on the date and at the place determined pursuant to this Section 8.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     8.2 Deliveries at Closing. At the Closing,
          (a) Each Member will:
               (i) Intentionally omitted.
               (ii) deliver to Buyers an executed Power of Attorney;
               (iii) deliver to Buyers a certificate of non-foreign status of such Member that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); and
               (iv) deliver to the Partnership executed counterparts to the Registration Rights Agreement from the Registration Rights Parties.
          (b) Bear Cub will:
               (i) Intentionally omitted.
               (ii) deliver to Buyers the Stock Powers, together with the stock certificates to which they relate, comprising 100% of the Interests;
               (iii) deliver to Buyers a certificate of the Secretary of State of the State of each of Colorado and Texas as to the legal existence and good standing (including tax, if available) of Bear Cub and each Pueblo Company in Colorado and Texas, respectively;
               (iv) deliver to Buyers a certificate of the Secretary of State of each of the jurisdictions listed in Section 4.2(a) of the Disclosure Letter and Section 4.2(c) of the Disclosure Letter as to the qualification to transact business and good standing of each of Pueblo and Pueblo Subsidiary in each such jurisdiction, respectively;
               (v) deliver to Buyers the original minute books of each Pueblo Company;
               (vi) deliver to each of the Partnership and Pueblo Holdings counterparts to the Transition Services Agreement signed by each of Bear Cub Energy and Pueblo;

               (vii) deliver to each of the Partnership and Pueblo Holdings counterparts to the Termination Agreement signed by each of Bear Cub Energy and Pueblo;
               (viii) cause the Directors and Officers, and any other Person serving as an officer or director of any Pueblo Company at Closing to execute and deliver to Buyers the written resignation of each such Person in his or her capacity as such, effective as of the Closing Date;
               (ix) execute and deliver to Pueblo Holdings a counterpart to the Escrow Agreement;
               (x) deliver to Buyers a certificate of non-foreign status of Bear Cub that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).
          (c) Pueblo Holdings will:
               (i) Intentionally omitted.
               (ii) deliver to Bear Cub a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax, if available) of Pueblo Holdings in Delaware and a certificate of the Secretary of State of the State of Texas as to the qualifications to transact business and good standing of Pueblo Holdings in Texas;
               (iii) execute and deliver to Bear Cub a counterpart to the Transition Services Agreement;
               (iv) make by wire transfer those Cash payments specified in Sections 2.2(b)(i), 2.2(b)(iii) and 2.2(b)(iv); and
               (v) execute and deliver to the Seller’s Representative and Bear Cub counterpart to the Escrow Agreement.
          (d) The Partnership will:
               (i) deliver to the Sellers’ Representative irrevocable instructions to the Partnership’s transfer agent to prepare and deliver to the Sellers’ Representative a share certificate in the name of Member and in the amount set forth opposite each Member’s name as set forth on Schedule A pursuant to Section 2.2.
               (ii) deliver to Bear Cub a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Partnership in Delaware; and
               (iii) execute and deliver to the Registration Rights Parties (upon receipt of counterparts from such parties) a counterpart to the Registration Rights Agreement.
          (e) The Sellers’ Representative shall execute and deliver to Pueblo Holdings a counterpart to the Escrow Agreement.

ARTICLE IX
TERMINATION
     9.1 Termination at or Prior to Closing. This Agreement may be terminated prior to Closing and the transactions contemplated hereby may be abandoned as follows:
          (a) Bear Cub and the Partnership may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;
          (b) Bear Cub or the Partnership may terminate this Agreement by written notice to the other if the Closing shall not have occurred on or before May 1, 2007 (the “Termination Date”);
          (c) Bear Cub may terminate this Agreement by written notice to the Partnership given at any time prior to the Closing if the Buyers shall have breached any representations, warranty or covenant of the Buyers herein contained in such a manner such that the conditions to Closing contained in Section 7.1(a) and 7.1(b) would not be satisfied; provided, however, that, if such breach may be cured by the Buyers through the use of its commercially reasonable efforts and for so long as the Buyers continue to use such efforts, Bear Cub may not terminate this Agreement under this Section 9.1(c) until after the Termination Date;
          (d) The Partnership may terminate this Agreement by written notice to Bear Cub given at any time prior to the Closing if the Sellers shall have breached any representation, warranty or covenant of the Sellers herein contained in such a manner such that the conditions to Closing contained in Section 7.2(a), 7.2(b) and 7.2(c) would not be satisfied; provided, however, that, if such breach may be cured by the Sellers through the use of their commercially reasonable efforts and for so long as Sellers continue to use such efforts, the Partnership may not terminate this Agreement under this Section 9.1(d) until after the Termination Date;
          (e) The Partnership by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to cause the conditions to closing in Section 7.2(e) to not be satisfied; or
          (f) Bear Cub by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to cause the conditions to closing in Section 7.1(e) to not be satisfied.
          Notwithstanding anything in the foregoing to the contrary, a Party that is in material breach of any provision of this Agreement, or whose breach caused a condition to Closing under Article VIII not to have been satisfied, shall not be entitled to terminate this Agreement except, in the case of a material breach by Bear Cub or Sellers, with the consent of the Partnership, or in the case of a material breach by the Buyers, with the consent of Bear Cub.
     9.2 Effect of Termination. If the Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 9.1, then no Party shall have any further rights or obligations under this Agreement, except that (a) nothing herein shall relieve a Party from any liability for any breach of this Agreement, and (b) the provisions of Section 6.3, this

Section 9.2 and Section 11.1 and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE X
INDEMNIFICATION
     10.1 Survival.
          (a) Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing as follows:
               (i) the Members Title Representations and the Bear Cub Title Representations (collectively, the “Title Representations”) shall survive indefinitely, subject to any applicable statute of limitations,; and
               (ii) each of the other representations and warranties set forth in Article III, Article IV and Article V shall terminate on the first anniversary of the Closing Date (the “Survival Date”).
          (b) Pending Claims. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with Article X before the termination of the applicable representation or warranty pursuant to Section 10.1(a), then (notwithstanding such termination) the representation or warranty giving rise to such claim will survive until, but only for the purpose of, the Final Resolution of such claim.
     10.2 Indemnification by Buyer. Effective upon the Closing and subject to the other provisions of this Article X, Buyers shall defend, indemnify and hold harmless Sellers, their Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of or arising out of any breach by Buyers of their representations, warranties, covenants or agreements contained in this Agreement.
     10.3 Indemnification by Sellers. Effective upon the Closing and subject to the other provisions of this Article X, the Indemnifying Members (solely for the purpose of a breach of the Title Representations and in accordance with Section 10.4(f)) and Bear Cub shall defend, indemnify and hold harmless Buyers, their Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
          (a) the Escrow Cash Shortfall, Buyer Indemnified Taxes and any breach of the Title Representations;
          (b) any breach of any representation or warranty in Article III, Article IV (other than the Title Representations or Section 4.7);

          (c) any failure by any Member or Bear Cub to comply with any covenant or agreement contained in this Agreement;
          (d) any Claim for indemnification by a current or former director or officer of any Pueblo Company under the Organizational Documents of any Pueblo Company related to or arising out of or based upon such director’s or officer’s activities as such prior to the Closing; and
          (e) any environmental condition listed on Section 4.16 of the Disclosure Letter to the extent that any Losses related thereto are not covered by the Expired Environmental Insurance Policy and a Claim Notice is delivered by a Buyer Indemnitee with respect to such environmental condition prior to the Survival Date.
     10.4 Certain Limitations. The rights of the Buyer Indemnitees and Seller Indemnitees to indemnification under this Article X shall be limited as follows:
          (a) No Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation or warranty in this Agreement beyond the survival period specified in Section 10.1;
          (b) The recovery of Losses by any Buyer Indemnitee pursuant to Section 10.3(b), Section 10.3(c), Section 10.3(d) or Section 10.3(e), together with all Losses recovered by other Buyer Indemnitees under such provisions, shall be limited to an aggregate of $5,000,000;
          (c) The recovery of Losses by any Seller Indemnitee pursuant to Section 10.2, together with all Losses recovered by other Seller Indemnitees under such provision, shall be limited to an aggregate of $5,000,000;
          (d) No Buyer Indemnitee or Seller Indemnitee shall be entitled to recover Losses pursuant to Section 10.3(b), Section 10.3(c), Section 10.3(d), Section 10.3(e) or Section 10.2, respectively, unless:
               (i) with respect to each individual Claim, the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred Losses with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which recovery is sought in excess of $25,000, in which case the full amount of such Losses shall be recoverable, subject to the limitations imposed by the other provisions of this Section 10.4; provided, however, that this clause (i) shall not apply for purposes of determining whether the Deductible shall have been satisfied; and
               (ii) the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred aggregate Losses otherwise recoverable under this Article X in an amount in excess of the Deductible, and then recovery shall be permitted only to the extent of such excess.

Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 10.3(a) shall not be subject to any limitation specified in this Section 10.4(d).
          (e) Notwithstanding anything to the contrary in this Agreement:
               (i) For purposes of determining whether a representation or warranty contained herein, other than those set forth in Sections 4.14, 4.19 and 5.3, has been breached for purposes of this Article X and determining the amount of Losses suffered thereby by any Buyer Indemnitee or Seller Indemnitee, as the case may be, each representation and warranty set forth in this Agreement (other than as aforesaid), and any qualification with respect to any such representation or warranty set forth in the Disclosure Letter in the case of representations or warranties by the Members or Bear Cub, shall be read without regard or giving effect to any “material,” “materiality,” “Material Adverse Effect,” and “substantial” qualifications that may be contained in any such representation or warranty; provided, however, that the defined term “Material Contract” and all “material,” “materiality,” “Material Adverse Effect,” and “substantial” qualifications that are contained in any defined term shall be given effect;
               (ii) No investigation or knowledge of any Party, whenever undertaken or however obtained, shall limit such Party’s right to indemnification hereunder in any manner; and
               (iii) The provisions of this Article X shall apply in such a manner as not to give duplicative effect to any item of adjustment and if there has been an adjustment to the Aggregate Consideration for any Loss, there shall not be any charge against the Deductible and no Indemnitee may claim a breach of any representation or warranty with respect to any Loss that gave rise to such adjustment in the Aggregate Consideration pursuant to Section 2.3 to the extent of the amount of such Loss given effect in such adjustment to the Aggregate Consideration.
          (f) Subject to Section 10.4(h), if a Claim for indemnification is asserted with respect to a breach of a Title Representation:
               (i) each Indemnifying Member shall be severally liable for 50% of all Losses incurred by the Indemnified Party with respect to such breach and the Indemnified Party shall be entitled to recover from, and shall have personal recourse to and against, each Indemnifying Member for 50% of such Loss; and
               (ii) Until the Survival Date, Bear Cub shall be jointly and severally liable with the Indemnifying Members for the full amount of such Loss.
          (g) If a Claim for indemnification is asserted by any Buyer Indemnitee under Section 10.3, the Buyer Indemnitee may, except as set forth in Section 10.4(h), only assert such Claim against, and attempt to recover the Losses with respect to such Claim from, Bear Cub.
          (h) If a Claim for indemnification is asserted by any Buyer Indemnitee under Section 10.3(a) with respect to a breach of a Title Representation, the Buyer Indemnitee must first only assert such Claim against, and attempt to recover the Losses with respect to such Claim from, Bear Cub. If Bear Cub does not satisfy the Losses associated with any such Claim within 30 days following the day that the Claim is first asserted against Bear Cub, the Buyer Indemnitees shall be entitled to assert and pursue any and all rights to indemnification from Bear Cub and, in accordance with Section 10.4(f), the Indemnifying Members;
               (i) Notwithstanding any other provision of this Agreement, except as provided in Section 10.4(f) and Section 10.4(h) the Buyer Indemnitees shall not be entitled to recover Losses from or have any other recourse against any Member relating to any claim arising from this Agreement.
     10.5 Intentionally Omitted.
     10.6 Notice of Asserted Liability; Opportunity to Defend.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 10.6. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
          (b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 10.1(a)) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 10.1.
          (c) The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (d) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the

Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate Proceedings related thereto with counsel of its choosing and the Indemnifying Party shall be responsible for paying for counsel for the Indemnified Party if it is otherwise entitled to indemnification with respect to such matter. If a Proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any Proceeding may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related Proceeding.
          (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the Third Person asserting the Third Person Claim or in making any cross-complaint against any Person. Notwithstanding anything to the contrary contained in this Agreement, no Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.
          (f) The costs and expenses of a Buyer Indemnitee or Seller Indemnitee, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Buyer Indemnitee or Seller Indemnitee, as the case may be, has the right to control shall be treated as “Losses” for all purposes hereunder.
     10.7 Exclusive Remedy. AS BETWEEN THE SELLER INDEMNITEES AND BEAR CUB AND MEMBERS, ON ONE HAND, AND THE BUYER INDEMNITEES AND THE BUYERS, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR FRAUD, (A) THE PROVISIONS SET FORTH IN THIS ARTICLE X SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE X.

     10.8 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE AFTER THE CLOSING TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, SUBJECT TO THE LIMITATIONS IN SECTION 10.4, THIS SECTION 10.8 SHALL NOT LIMIT THE RIGHT OF THE OR BUYERS TO RECOVER ANY LOSS TO THE EXTENT (A) ACTUALLY SUFFERED, INCURRED OR PAID BY THE BUYERS TO ANY THIRD PARTY OR WITH RESPECT TO ANY THIRD PARTY OBLIGATION OR (B) ARISING OR RESULTING FROM A BREACH OF SECTION 4.14 OR 4.20.
     10.9 Bold and/or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
     10.10 Disclaimer. WITHOUT DIMINISHING THE REPRESENTATIONS AND WARRANTIES MADE BY BEAR CUB IN ARTICLE IV, BUYERS ACKNOWLEDGE THAT BUYERS HAVE HAD AN OPPORTUNITY TO INSPECT THE ASSETS AND HAVE BEEN ADVISED BY BEAR CUB THAT: (1) THE ASSETS OWNED BY THE PUEBLO COMPANIES HAVE BEEN USED FOR NATURAL GAS, NATURAL GAS LIQUIDS, CONDENSATE OR REFINED PRODUCT OPERATIONS AND PHYSICAL CHANGES IN SUCH ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES, AND (2) SUCH ASSETS INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF SUCH ASSETS OR THE LANDS BURDENED THEREBY; AND BUYERS ACKNOWLEDGE AND AFFIRM THAT, EXCEPT AS EXPRESSLY REPRESENTED AND WARRANTED BY BEAR CUB IN THIS AGREEMENT, THE ASSETS ARE ACCEPTED AS IS WHERE IS.
EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, TO THE BUYERS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     11.1 Expenses. Each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby (and the Buyers acknowledge that Pueblo shall pay the costs and expenses of the Sellers, the Officers, the Directors, the Managers and the officers and directors of Bear Cub and the Pueblo Companies relating to the negotiation, execution and performance of this Agreement and each Transaction Document and such costs and expenses shall constitute Expenses).
     11.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that, without the consent of Sellers or Sellers’ Representative, Buyers may, without relieving Buyers from their liabilities or obligations hereunder, (a) assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyers or to an entity formed, controlled and primarily owned by Buyers, (b) collaterally assign this Agreement to any entity providing financing to Buyers or (c) both.
     11.3 Entire Agreement, Amendments and Waiver. This Agreement (together with any Exhibits and schedules hereto) and all certificates, documents, instruments and writings that are delivered pursuant hereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement which is hereby ratified by Buyers, as if Buyers were a party thereto, and shall hereafter bind the Buyers, as well as the parties thereto. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by Bear Cub, the Sellers’ Representative and the Buyers, specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
     11.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     11.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.6 Dispute Resolution. If any dispute or controversy arises out of this Agreement or any of the other Transaction Documents or the performance, breach, validity, interpretation or enforcement thereof, it is in the best interests of the Parties for such dispute or controversy to be resolved in the shortest time and with the lowest cost of resolution practicable. Consequently, the Parties shall first attempt to resolve any dispute or controversy without resort to the courts. If any dispute or controversy arises, the Parties will comply with the following procedures:
          (a) The Party believing a dispute to exist will give the other Parties prompt written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, any relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such Party believes the dispute should be resolved.

          (b) Within 20 days after receipt of such notice, each Party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to such dispute, any relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such Party believes the dispute should be resolved.
          (c) If the Parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within 10 days after delivery of the response. Each Party will have in attendance at such meeting a representative with the authority to resolve such dispute. At the meeting (and any adjournments thereof), the Parties will negotiate in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each Party. If no such written agreement is reached within 20 days after the first meeting, each Party shall be entitled to pursue any and all remedies available to it, including pursuing an action in a court of law or equity.
     11.7 Governing Law and Dispute Resolution.
          (a) Governing Law. This Agreement, and all rights and obligations arising hereunder, shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Texas, without reference to applicable principles of conflicts of Laws.
          (b) Consent to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas, Texas, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement, the rights and obligations arising hereunder, or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, (i) any objection that they may now or hereafter have with respect to venue in such court for any dispute arising out of or relating to this Agreement, the rights and obligations arising hereunder, or any of the transactions contemplated hereby and (ii) any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to confer, and shall not confer, consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each Party consents to process being served by any other Party to this Agreement in any Proceeding of the nature specified in this Section 11.7(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 11.8.
          (c) Recovery of Costs and Attorneys’ Fees. If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby resulting in the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees.

          (d) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 11.7, briefs and the award shall be held confidential by each Party, and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.
     11.8 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

BUYERS:

Regency Energy Partners LP
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Telephone: 214-239-0053
Facsimile: 214-750-1749
Attention: Chief Legal Officer

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Telephone: 214-220-7781
Facsimile: 214-999-7781
Attention: Rodney L. Moore, Esq.

BEAR CUB:

Bear Cub Investments, LLC
216 16th Street, Suite 1000
Denver, Colorado 80202
Telephone: 303-626-8285
Facsimile: 303-626-8251
Attention: Chief Financial Officer

With a copy to (which shall not constitute notice):

Beatty & Wozniak, P.C.
216 16th Street
Columbine Place Building
Suite 1100
Denver, Colorado 80202
Telephone: 303-407-4466
Facsimile: 303-407-4494
Attention: Michael J. Wozniak

SELLERS’ REPRESENTATIVE:

Robert J. Clark
Bear Cub Investments, LLC
216 16th Street, Suite 1000
Denver, Colorado 80202
Telephone: 303-626-8288
Facsimile: 303-826-8259

With a copy to (which shall not constitute notice):

Beatty & Wozniak, P.C.
216 16th Street
Columbine Place Building
Suite 1100
Denver, Colorado 80202
Telephone: 303-407-4466
Facsimile: 303-407-4494
Attention: Michael J. Wozniak

PUEBLO:

Prior to closing
Pueblo Midstream Gas Corporation
216 16th Street, Suite 1000
Denver, Colorado 80202
Telephone: 303-626-8285
Facsimile: 303-626-8251
Attention: Nicholas Aretakis

Prior to and after the Closing, with a copy to (which shall not constitute notice):

Beatty & Wozniak, P.C.
216 16th Street
Columbine Place Building
Suite 1100
Denver, Colorado 80202
Telephone: 303-407-4466
Facsimile: 303-407-4494
Attention: Michael J. Wozniak

After the Closing:

Pueblo Midstream Gas Corporation
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Telephone: 214-239-0053
Facsimile: 214-750-1749
Attention: Chief Legal Officer

After the Closing, with a copy to (which shall not constitute notice):

Vinson & Elkins LLP
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Telephone: 214-220-7781
Facsimile: 214-999-7781
Attention: Rodney L. Moore, Esq.
or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 11.8. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
     11.9 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be prior to Closing no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not unreasonably be withheld or delayed. Prior to Closing the Partnership and Bear Cub will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.
     11.10 Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.
     11.11 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article X shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.
     11.12 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
     11.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.14 Specific Performance. The Parties recognize that, if Sellers should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Buyers shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Sellers and Sellers’ Representative hereby waives the defense that there is an adequate remedy at law. The parties recognize, however, that, if the Buyers should refuse to perform under the provisions of this Agreement monetary damages will be adequate. Sellers shall therefore be entitled as its sole remedy in lieu of specific performance to recover damages with respect to the failure of the Buyers to comply with their obligations arising under this Agreement.
     11.15 Affiliate Liability. Each of the following is herein referred to as a “Buyer Affiliate”: (i) any direct or indirect holder of the Common Units, Subordinated Units, General Partner Units or other Equity Interests in the Partnership (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (A) the Partnership or Pueblo Holdings or any Subsidiary of either of them or (B) any Person who directly or indirectly controls the Partnership. Except to the extent that a Buyer Affiliate is an express signatory thereto or an express assignee of the Partnership, or Pueblo Holdings, no Buyer Affiliate shall have any liability or obligation to Sellers of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and Sellers on behalf of themselves and each Pueblo Company and Seller Affiliate hereby waive and release all claims of any such liability and obligation. Notwithstanding the foregoing, no Seller shall be deemed an Affiliate of the Partnership.

     11.16 No Waiver of Claims for Fraud. The liability of any Party under Article X shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, however, that, with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 11.16 shall be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.
     11.17 No Recovery. No Seller shall be entitled to indemnification or contribution from any Pueblo Company for any Losses that it is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee. Sellers hereby waive and release any and all rights that they may have to assert claims of indemnification or contribution against any Pueblo Company under this Agreement, any other Transaction Document, any other Contract or any provision of their Organizational Documents for any Losses that any Seller is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee.
     11.18 Appointment of Sellers’ Representative.
          (a) If at any time Robert J. Clark (or any successor Sellers’ Representative) dies or becomes disabled or is otherwise unable or refuses to perform his duties as the Sellers’ Representative, the Members shall designate a successor as soon as practicable and shall notify the Partnership in writing of such designation. Upon written notice delivered to the Partnership, the Members may change the identity of the Sellers’ Representative by written consent signed by each Member. In either case, each Member shall execute and deliver a power of attorney substantially in the form of Exhibit H attached hereto appointing such Sellers’ Representative upon the terms and conditions stated therein (including as a result of the resignation by the Sellers’ Representative). If any Member does not deliver a power of attorney, such Sellers’ Representative shall nonetheless have all of the rights, powers and obligations to the same extent of the previous Sellers’ Representative as set forth on Exhibit H hereto.
          (b) By execution of this Agreement, Robert J. Clark has accepted his appointment as Sellers’ Representative and in consideration for Robert J. Clark’s (or any successor Sellers’ Representative) agreement to act as the Sellers’ Representative.
[SIGNATURE PAGES FOLLOW]

     THE PARTIES HAVE signed this Agreement as of the date first set forth above.

PUEBLO HOLDINGS:

PUEBLO HOLDINGS, INC.

By:	/s/ William E. Joor III
William E. Joor III
Vice President and Secretary

THE PARTNERSHIP:

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ William E. Joor III

William E. Joor III
Executive Vice President and
Chief Legal and Administrative Officer

BEAR CUB:

BEAR CUB INVESTMENTS, LLC

By:	/s/ Robert J. Clark

Robert J. Clark
President

MEMBERS:

BRUCE A. DUVAL
By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

CHRISTINE M. EKLUND

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

CINDY K. RUCKER

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

DONALD H. ANDERSON

By:	/s/ Robert J. Clark

Robert J. Clark Attorney-in-fact

INGRID O. EDELMAN

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

JON R. WHITNEY

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

MICHAEL J. WOZNIAK

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

MICHAEL R. HENDERSON

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

NICHOLAS ARETAKIS

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

R&K VENTURES, LLLP

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

ROBERT J. CLARK

By:	/s/ Robert J. Clark Robert J. Clark

STEWART HERSHENFIELD

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

THE ALBERT I. & ELEANOR W. EDELMAN & THOMAS J. EDELMAN IRREVOCABLE TRUST FBO CORNELIA S. EDELMAN

By:	/s/ Robert J. Clark

Robert J. Clark Attorney-in-fact

THE ALBERT I. & ELEANOR W. EDELMAN & THOMAS J. EDELMAN IRREVOCABLE TRUST FBO GWEN A. EDELMAN

By:	/s/ Robert J. Clark

Robert J. Clark Attorney-in-fact

THE ALBERT I. & ELEANOR W. EDELMAN & THOMAS J. EDELMAN IRREVOCABLE TRUST FBO JENNIFER EDELMAN LEMLER

By:	/s/ Robert J. Clark

Robert J. Clark Attorney-in-fact

THE THOMAS J. EDELMAN IRREVOCABLE TRUST FBO ELEANOR A. EDELMAN

By:	/s/ Robert J. Clark

Robert J. Clark Attorney-in-fact

THE THOMAS J. EDELMAN IRREVOCABLE TRUST FBO ELIZABETH G. EDELMAN

By:	/s/ Robert J. Clark

Robert J. Clark
Attorney-in-fact

THOMAS J. EDELMAN

By:	/s/ Thomas J. Edelman

Thomas J. Edelman

SELLERS’ REPRESENTATIVE:

/s/ Robert J. Clark

Robert J. Clark

Schedule A
Members

		Percent
	Shares of	Ownership	Number
	Pueblo	Interest in Pueblo	Of
	Midstream Gas	Midstream Gas	Common
Members	Corporation	Corporation	Units
Bruce A. Duval	13,161	2.24%	16,836

Christine M. Eklund	4,211	0.72%	5,411

Cindy K. Rucker	2,106	0.36%	2,706

Donald H. Anderson	2,106	0.36%	2,706

Ingrid O. Edelman	7,261	1.24%	9,320

Jon R. Whitney	2,106	0.36%	2,706

Michael J. Wozniak	2,106	0.36%	2,706

Michael R. Henderson	16,846	2.86%	21,496

Nicholas Aretakis	1,888	0.32%	2,405

R&K Ventures, LLLP	22,534	3.83%	28,786

Robert J. Clark	178,777	30.37%	228,260

Stewart Hershenfield	1,053	0.18%	1,352

The Albert I. & Eleanor W. Edelman & Thomas J. Edelman Irrevocable Trust fbo Cornelia S. Edelman	6,317	1.07%	8,042

The Albert I. & Eleanor W. Edelman & Thomas J. Edelman Irrevocable Trust fbo Gwen A. Edelman	6,317	1.07%	8,042

The Albert I. & Eleanor W. Edelman & Thomas J. Edelman Irrevocable Trust fbo Jennifer Edelman Lemler	6,317	1.07%	8,042

Schedule A-1

		Percent
	Shares of	Ownership	Number
	Pueblo	Interest in Pueblo	Of
	Midstream Gas	Midstream Gas	Common
Members	Corporation	Corporation	Units
The Thomas J. Edelman Irrevocable Trust fbo Eleanor A. Edelman	11,267	1.91%	14,355

The Thomas J. Edelman Irrevocable Trust fbo Elizabeth G. Edelman	11,267	1.91%	14,355

Thomas J. Edelman	292,960	49.77%	374,071

Schedule A-2

Schedule B
Defined Terms
          (c) Capitalized terms used in this Agreement have the following meanings:
          “Affiliate” shall mean, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
          “Audit Firm” shall mean Ernst & Young (“E&Y”) or if E&Y shall not accept the engagement as Audit Firm, a national accounting firm with no prior material relationship with Buyers, Buyer Affiliates or Sellers that has experience in auditing the financial statements of a natural gas pipeline company, reasonably acceptable to Pueblo Holdings and Sellers’ Representative.
          “Authorization” shall mean any franchise, permit, license, authorization, order, certificate, registration or other consent or approval that a Governmental Authority has the legal authority to grant or issue.
          “Base Working Capital” shall mean zero dollars.
          “Bear Cub Interests” shall mean the membership interests of Bear Cub.
          “Bear Cub Title Representations” shall mean the representations and warranties in Section 4.2(b) and Section 4.2(d).
          “Bear Cub’s Knowledge” or any similar term, shall mean the actual knowledge, after due inquiry, of each of Thomas J. Edelman, Robert J. Clark and Ralph N. Blaschke.
          “Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Dallas, Texas are generally open for business and capable of sending and receiving wire transfers.
          “Buyers” shall have the meaning given such term in the opening paragraph of this Agreement.
          “Buyer Indemnified Taxes” shall mean any and all Taxes, together with any Losses (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any Proceeding relating to Taxes) arising out of, in connection with, or incident to the determination, assessment or collection of such Taxes, (i) imposed on any Pueblo Company or for which any Pueblo Company is otherwise liable for any Taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 6.8(b), (ii) as a result of

Schedule B-1

or arising out of (A) a breach of any representation or warranty set forth in Section 4.7 (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any items set forth in the Disclosure Letter) or (B) a breach by Sellers of any covenant set forth in Section 6.8, (iii) of any member of an affiliated, consolidated, combined or unitary group of which any Pueblo Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law, or (iv) of any other Person for which any Pueblo Company is or has been liable as a transferee or successor, by contract or otherwise; provided, however, that any such Tax described in this definition shall not be a Buyer Indemnified Tax to the extent such Tax was included as a Current Liability in the determination of Net Working Capital included on the Final Closing Statement.
          “Buyers’ Knowledge” or any similar term, shall mean the actual knowledge, after due inquiry, of any of the officers of the Partnership.
          “Cash” shall mean cash on deposit with financial institutions net of overdrafts and outstanding checks.
          “Change of Control Amounts” shall mean any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided) or other similar payments (including the employee’s portion of any Medicare, Social Security or unemployment Taxes in respect of such payments) that any Pueblo Company upon Closing, to the extent not paid as of the Measurement Time, will become obligated to pay (other than Expenses and Severance Obligations) as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents, regardless of whether such amounts are payable at or after Closing.
          “Claim” shall mean any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.
          “Claim Notice” shall mean a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Common Units” shall mean units representing limited partner interest of the Partnership designated as Common Units and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
          “Confidentiality Agreement” shall mean the Confidentiality Agreement and Disclaimer Statement between Bear Cub and Regency Gas Services, LP, a Delaware limited partnership, dated August 31, 2006.
          “Contract” shall mean any binding agreement, contract, lease, commitment, consensual obligation, note, bond, mortgage, indenture, arrangement, promise or undertaking (whether written or oral and whether express or implied).

Schedule B-2

          “Co-Owner” shall mean Wagner Oil Company, a Texas corporation.
          “Co-Owner Agreements” shall mean all Contracts between Co-Owner and Bear Cub or any Pueblo Company and all other Contracts that relate to or provide rights to Co-Owner with respect to its interest in the Fashing Plant, each of which is listed on Section 4.10(c) of the Disclosure Letter.
          “Current Assets” shall mean the sum of all current assets of the Pueblo Companies as of the Measurement Time as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet and (3) to give effect to the exclusion of the following: (a) Restricted Cash, (b) accounts receivable evidencing Indebtedness, accounts and obligations owed by any one or more of Sellers, any Pueblo Company or any of its or their Affiliates to any of the Pueblo Companies, (c) amounts receivable from Officers, Directors, Managers or any other employees of any Pueblo Company or from any officers, directors or managers of any Seller, (d) current and deferred Tax assets, (e) prepaid expenses and deposits except to the extent usable in or benefiting the business of the Pueblo Companies, and (f) assets from risk management activities in connection with derivatives. The computation of Current Assets as of December 31, 2006, is illustrated in the Sample Balance Sheet.
          “Current Environmental Insurance Policy” shall mean the Pollution and Remediation Legal Liability Police No. PEC000364901 issued by Indian Harbor Insurance Company for the policy period June 27, 2005 to June 27, 2008.
          “Current Liabilities” shall mean the sum of all current liabilities of the Pueblo Companies as of the Measurement Time as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet, (3) to give effect to the inclusion of the following, if any, to the extent unpaid as of the Measurement Time: (a) Expenses, (b) the Debt Payoff Amount, and (c) the Unpaid Environmental Deductible and (4) to give effect to the exclusion of the following: (a) accounts payable evidencing obligations owed by any one or more Pueblo Company to any other Pueblo Company, (b) deferred Tax liabilities, (c) escrow accounts payable to the extent corresponding amounts held in escrow are excluded from Current Assets, and (d) liabilities from risk management activities in connection with derivatives. For purposes of determining Current Liabilities to be used in the determination of Net Working Capital, (y) subject to clause (4) of the immediately preceding sentence, no reserves, allowances or accrued Liability of the Pueblo Companies reflected in the balance sheet included in the Financial Statements shall be reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit occurring in the ordinary course of business consistent with the past practice of the Pueblo Companies and (z) all capital expenditures accrued but not paid as of the Measurement Time shall be reflected as a Current Liability. The computation of Current Liabilities as of December 31, 2006, is illustrated by the Sample Balance Sheet.

Schedule B-3

          “Debt Payoff Amount” shall mean the amount of all unpaid Third-Party Debt of the Pueblo Companies as of the Closing Date (including principal, accrued and unpaid interest, breakage costs and prepayment fees or penalties or change in control payments that will be incurred in connection with the payment and discharge of such Third-Party Debt as contemplated by this Agreement).
          “Debt Payoff Letters” shall mean a payoff letter, in form and substance reasonably satisfactory to Buyers, from each lender of Third-Party Debt setting forth (i) the aggregate amount, including interest, breakage costs, prepayment penalties, and other fees, required to be paid to satisfy fully all Third-Party Debt owed to such lender and (ii) wire transfer instructions for such lender. Each Debt Payoff Letter shall provide for the release and termination of all Liens, recourse and other obligations associated with the Third-Party Debt that is the subject of such Debt Payoff Letter upon receipt of the amount specified in such Debt Payoff Letter to be paid on the Closing Date.
          “Deductible” shall mean $75,000.
          “Directors” shall mean each director of each Pueblo Company.
          “Disclosure Letter” shall mean the disclosure letter dated the date this Agreement is delivered by Sellers to Buyers.
          “Easement” shall mean all easements, rights-of-way, servitudes, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Authorities) held by any Pueblo Company relating to real property used in the business of the Pueblo Companies.
          “Employee Benefit Plans” means each of the following (whether oral or in writing) that is or has been sponsored, maintained or contributed to since January 1, 2000 by any Pueblo Company or any trade or business, whether or not incorporated, that together with any Pueblo Company would be considered affiliated with Pueblo under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of any Pueblo Company: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (each, a “Plan”); and (ii) each equity compensation, bonus, incentive award, severance, deferred compensation, executive compensation, supplemental income, retiree benefit, fringe benefit (whether or not taxable), employee loan, vacation, or change of control agreement or plan, policy or agreement, each employment and consulting agreement, each personnel policy and each other employee benefit plan, contract, program or practice.
          “Environmental Law” shall mean any and all Laws, Regulations or rules of common law, or Orders of any Governmental Authority in existence and as amended on the Closing Date pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery

Schedule B-4

Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing, analogous to, or similar to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.
          “Equity Interest” shall mean (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
          “Equity Interest Equivalents” shall mean all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” means Wells Fargo Bank, National Association, and includes its successors and assigns.
          “Escrow Agreement” means the Escrow Agreement to be entered into among Buyers, the Sellers’ Representative and the Escrow Agent at or prior to the Closing substantially in the form attached hereto as Exhibit C, subject to any modifications that the Escrow Agent may require prior to execution that do not adversely affect the rights to the Escrow Deposit of any of the Parties or the Sellers’ Representative or any other rights or obligations under this Agreement.
          “Escrow Deposit” means an amount in Cash equal to $2,000,000.
          “Escrow Fund” means an amount equal to the Escrow Deposit, including all interest, dividends and other income earned thereon.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exhibits” shall mean any or all of the exhibits attached to and made a part of this Agreement.
          “Expenses” shall mean, to the extent existing as of the Measurement Time, the aggregate amount of unpaid fees, expenses and other similar amounts that have been or are expected to be incurred by any Pueblo Company on or prior to the Closing Date arising from the provision of services through the Closing for Sellers, any of the Pueblo Companies, the Officers,

Schedule B-5

the Directors, the Managers or any officers or directors of Sellers or the Pueblo Companies in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to any such Persons, (ii) the out-of-pocket expenses, if any, of any such Persons and (iii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by Sellers or the Pueblo Companies, or both.
          “Expired Environmental Insurance Policy” means the Pollution and Remediation Legal Liability Policy No. PEC0003649 issued by Greenwich Insurance Company for the policy period June 27, 2000 to June 27, 2005.
          “Fashing Facility” shall mean the gas treating plant, processing plant, sulphur recovery plant, gas gathering lines and related equipment located in Atasca and Karnes Counties, Texas, including without limitation the facilities for the removal of hydrogen sulfide and other objectionable substances from the sour gas delivered to it, said facilities being located on that certain 20-acre tract described in deed from Estelle H. Tartt, et al., to Gulf Oil Corporation, dated January 2, 1958, and recorded in Vol. 261, page 207 of the Deed Records of Atascosa County, Texas.
          “FCC” means the Federal Communications Commission.
          “FCC Licenses” means any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC to any Pueblo Company.
          “FCC Rules” means Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act of 1934, as amended (47 U.S.C. 151 et seq.).
          “FERC” shall mean the Federal Energy Regulatory Commission of the United States Government.
          “Final Order” means an action, order, judgment or decree: (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) in relation to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration (collectively, an “Appeal”) is pending or has been granted; and (iii) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing the applicable Governmental Authority’s own motion, has expired.
          “Final Resolution” means the dismissal with prejudice, resolution by final non-appealable judgment of a court of competent and proper jurisdiction or by final settlement without any further liability or obligation of any named party thereto.
          “GAAP” shall mean generally accepted accounting principles used in the United States for financial reporting applied consistently with such Party’s past practices.

Schedule B-6

          “General Partner” shall mean Regency GP LP, a Delaware limited partnership and the general partner of the Partnership.
          “Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States of America or of any state or political subdivision thereof.
          “Hazardous Materials” shall mean: (a) any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (b) any radioactive materials, asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or (d) oil, waste oil, petroleum, waste petroleum, natural gas, natural gas liquids or liquefied natural gas.
          “Hydrocarbon Contracts” means (a) all Hydrocarbon Purchase Contracts, (b) all Hydrocarbon Sales Contracts, (c) all water disposal agreements to which any Pueblo Company is a party or that is binding on any Pueblo Company and (d) all other Contracts materially affecting oil and gas operations on, or which impose any material monetary liability or obligation or other material liability or obligation, monetary or otherwise, on any of the Pueblo Companies.
          “Hydrocarbon Purchase Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which any Pueblo Company is a buyer of Hydrocarbons for resale in whole or in part (other than purchase agreements with Persons who are not Affiliates of any Pueblo Company and that (i) have been entered into in the ordinary course of business, (ii) have a term of one month or less or are terminable by the Pueblo Company that is a party thereto without penalty on 30 days’ notice or less, and (iii) that do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).
          “Hydrocarbon Sales Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which any Pueblo Company is a seller of Hydrocarbons (other than “spot” sales agreements with Persons who are not Affiliates of any Pueblo Company entered into in the ordinary course of business with a term of one month or less.
          “Hydrocarbons” shall mean crude oil, condensate, natural gas, casinghead gas and other liquid or gaseous hydrocarbons.
          “Indebtedness” shall mean, without duplication, (i) any obligations of any Pueblo Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of any Pueblo Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any Pueblo Company for or on account of capitalized leases, (iv) any obligations of a Person other than a Pueblo Company secured by a Lien against any Pueblo Company’s Assets, (v) any obligations of

Schedule B-7

any Pueblo Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of any Pueblo Company under any currency, commodity or interest rate swap, hedge or similar protection device, (vii) any obligations of the types described in clauses (i) through (vii) above of any Person other than any Pueblo Company, the payment of which is guaranteed, directly or indirectly, by any Pueblo Company.
          “Indemnifying Members” means each of Thomas J. Edelman and Robert J. Clark.
          “Interests” shall have the meaning given such term in the first recital to this Agreement.
          “IRS” shall mean the United States Internal Revenue Service.
          “Laws” shall mean all laws, statutes and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.
          “Liability” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
          “Lien” shall mean any lien, mortgage, pledge, adverse or other claim, charge, security interest, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto or other encumbrance, option or defect in title.
          “Liquidity” means the sum of each of the following: (i) Cash, (ii) Marketable Securities and (iii) any amounts of Cash that can be then currently borrowed under any bank credit facility and the use of such funds to satisfy Bear Cub’s obligations under Article X of this Agreement is permitted under such bank credit facility.
          “Loss” or “Losses” shall mean any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, Taxes, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
          “Managing General Partner” shall mean Regency GP LLC, a Delaware limited liability company and the general partner of the General Partner.
          “Marketable Securities” means securities that are traded on a national United States or foreign securities exchange, or traded on PORTAL (in the case of securities eligible for trading pursuant to Rule 144A); provided, that any such securities shall be deemed Marketable securities only if they are freely tradable and are not subject to any material restrictions on transfer as a result of applicable law or contractual provisions. Freely tradable for this purpose includes securities that are: (i) transferable by the holder thereof pursuant to a then effective registration statement (including a shelf registration statement) under the Securities Act or

Schedule B-8

regulations thereunder (or similar applicable statutory provision in the case of foreign securities); (ii) transferable by the holders thereof who are not Affiliates of the issuer pursuant to Rule 144(k) under the Securities Act or any successor rule thereto (or similar applicable rule in the case of foreign securities); or (iii) transferable by the holders thereof pursuant to Rule 144A which shall include (A) a covenant by the issuer of such security to comply with the reporting and informational requirements under Rule 144A and (B) eligibility for trading such securities on PORTAL.
          “Material Adverse Effect” shall mean:
          (i) with respect to a specified Person, other than a Member, any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other result, occurrence, change, fact, event, circumstance or effect (whether or not such result, occurrence, condition, change, fact, event, circumstance or effect has, during the period or time in question, manifested itself in the historical statements of such Person), has had, has, or could reasonably be expected to have a material adverse effect on (x) the near-term or long-term condition (financial or otherwise), business, prospects, properties or results of operations of such Person and its Subsidiaries, taken as a whole, (y) the ability of such Person to own its assets and conduct its business in the ordinary course as presently owned and conducted or (z) the ability of such Person and its Subsidiaries to perform their obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (i)(x) solely as a result of (1) the effect of any change that is generally applicable to the industry and markets in which such Person and its Subsidiaries operate or (2) the effect of any change that is generally applicable to the United States economy or securities markets, provided that the changes and effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect such Person and its Subsidiaries as compared to other Persons in the industry;
          (ii) with respect to each Member, any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other result, occurrence, change, fact, event, circumstance or effect, has had, has, or could reasonably be expected to have a material adverse effect on the ability of such Member to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party.
          “Material Contract” shall mean each of the following Contracts to which any Pueblo Company is a party, to the extent such Contract is currently executory:
          (a) each of the Hydrocarbon Contracts;
          (b) each of the Treating and Processing Agreements;
          (c) each of the Co-Owner Agreements;

Schedule B-9

          (d) each Contract, other than any of the Hydrocarbon Contracts or Treating and Processing Agreements, that is reasonably expected to require payments of Cash to or by the Pueblo Companies, or the incurrence of Liabilities by the Pueblo Companies during the period of twelve months following the date of this Agreement in an amount of more than $100,000;
          (e) each Contract restricting or otherwise affecting the ability of such Pueblo Company to conduct or compete in any line of business in any jurisdiction;
          (f) joint venture, limited liability company and partnership (including limited partnership) Contracts;
          (g) each Contract with any of the Directors, Officers or other employees of any Pueblo Company or any of the directors, officers, managers or other employees of Bear Cub, any Member or any of their respective Affiliates;
          (h) each Contract with any financial advisor or consultants to Bear Cub or any Pueblo Company under which there are remaining indemnity or other obligations of any party thereto after the Closing;
          (i) agreements for the acquisition or disposition of assets or Assets (other than Hydrocarbon Contracts);
          (j) each lease for capital equipment that provides for ongoing payments by any Pueblo Company in excess of $25,000 annually;
          (k) any indenture, mortgage, promissory note, loan or other similar Contract for Indebtedness; and
          (l) each other existing Contract not otherwise covered by clauses (a) through (k) that (i) otherwise is material to the Pueblo Companies (ii) was not entered into in the ordinary course of business, (iii) requires or reasonably could be expected to require payments to or by the Pueblo Companies of an amount of $100,000 during the remaining term of the Contract or (iv) the loss of which could reasonably be expected to have a Material Adverse Effect on any Pueblo Company.
          “Measurement Time” shall mean 12:01 a.m. on April 1, 2007.
          “Members Title Representations” shall mean the representations and warranties in Section 3.2.
          “Mutual Releases” shall mean Mutual Releases in the form attached hereto as Exhibit D-1 or D-2 that are either (i) executed concurrently with the execution and delivery of this Agreement, but to be effective and reaffirmed as of the Closing, by Bear Cub, each Officer, each director, officer and manager of Bear Cub, and each director of any Pueblo Company, on one hand, and the Buyers and the Pueblo Companies, on the other hand, or (ii) delivered at the Closing pursuant to Section 6.6(b).
          “Nasdaq” shall mean The Nasdaq Global Market.

Schedule B-10

          “Net Working Capital” shall mean the amount by which Current Assets exceed Current Liabilities as of the Measurement Time.
          “NGA” shall have the mean the Natural Gas Act of 1938, as amended.
          “NGPA” shall mean the Natural Gas Policy Act of 1978.
          “Notification” shall mean any notice to or filing with any Person or Governmental Authority required under the terms of any Contract to which any Pueblo Company or Seller is a party, by the terms of any Authorization held by or applicable to any Pueblo Company or Seller or by Law that is necessary for Seller to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party or is otherwise required in connection with the consummation by any Pueblo Company of the transactions contemplated hereby or thereby.
          “Officer” shall mean each officer of each Pueblo Company.
          “Order” shall mean all applicable writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.
          “Organizational Documents” shall mean with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; (e) if a trust, the will, trust agreement or indenture of trust under which such trust was created; and (f) any amendment or supplement to any of the foregoing.
          “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 3, 2006, as amended on August 15, 2006, and September 21, 2006.
          “Partnership SEC Documents” shall mean the Prospectus dated January 30, 2006, comprising a part of the Partnership’s Registration Statement on Form S-1 (Registration No. 333-128332), and all reports filed by the Partnership under Section 13(a) of the Exchange Act since December 31, 2005 and all other reports filed by the Partnership with the SEC prior to Closing.
          “Payoff Letters” shall mean the payoff letters, in form and substance reasonably satisfactory to Sellers’ Representative and Buyers, from each Person to whom Expenses are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligation(s) and wire transfer instructions for such payee.
          “Permitted Encumbrances” shall mean the following:
          (a) terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document filed or recorded in the appropriate county or parish to

Schedule B-11

reflect title thereto, creating or transferring any Real Property Interests, or in any Authorizations or material Contract that, singly or in the aggregate, do not materially adversely affect the value of the Real Property Interest to which such matters relate or materially interfere with the ownership, use or operation of such Real Property Interests and that are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such Real Property Interests by the Pueblo Companies for their intended uses in the conduct of their respective businesses as presently conducted or proposed to be conducted;
          (b) Liens for Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made in the Financial Statements);
          (c) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which adequate reserves have been made in the Financial Statements;
          (d) utility easements, restrictive covenants, defects and other irregularities in title, that, singly or in the aggregate, do not materially adversely affect the value of the assets to which such matters relate or materially interfere with the ownership, use or operation of such assets and that are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such assets by the Pueblo Companies for their intended uses in the conduct of their respective business as presently conducted or proposed to be conducted;
          (e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person prior to Closing for the transactions contemplated hereby, or as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such right, or the effects of which, singly or in the aggregate, could not reasonably be expected to interfere materially with the ownership, use or operation of the assets to which such matters relate and that are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator and, in any event, do not prevent or prohibit the use of such assets by the Pueblo Companies for their intended uses in the conduct of their respective business as presently conducted or proposed to be conducted;
          (f) any Post-Closing Notification; and
          (g) Liens created by Buyer or its successors or assigns.
          “Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.
          “Pipeline Assets” shall mean the pipelines, equipment, other tangible personal property, Easements and other similar assets and rights used by any Pueblo Company in connection with its natural gas pipeline, gathering, compression, treating and processing operations as presently conducted.

Schedule B-12

          “Plan” shall have the meaning given such term in the definition of Employee Benefit Plans.
          “Post-Closing Notification” shall mean any Notification to or with any Person or Governmental Authority that is customarily effected following the closing of a transaction similar to the transaction contemplated hereby, including those listed in Section 1.1(c) of the Disclosure Letter, but shall not include any Notification that constitutes a Required Consent.
          “Pre-Closing Period” shall mean any Tax period ending on or prior to the Closing Date.
          “Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration proceeding.
          “Pro Rata Portion” means, with respect to each Seller, the percentage specified in the column entitled “Percent Ownership Interest in Pueblo Midstream Gas Corporation” of Schedule A.
          “Pueblo Company” shall mean any of Pueblo or any Pueblo Subsidiary, individually, and “Pueblo Companies” shall mean Pueblo and the Pueblo Subsidiary, collectively.
          “Pueblo Subsidiary” shall mean Pueblo Energy Marketing, Inc., a Texas corporation.
          “Real Property Interests” shall mean all interests in real property used or held for use by any Pueblo Company, including fee properties, rights-of-way, Easements, surface use agreements, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by any Pueblo Company, and all fixtures, pipelines, gathering facilities, buildings and improvements located thereon or appertaining thereto that are owned or held by leasehold interest by any Pueblo Company.
          “Records” shall mean all Contract, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the assets owned by any Pueblo Company.
          “Registration Rights Agreement” shall mean the Registration Rights Agreement in substantially the form attached hereto as Exhibit E.
          “Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.
          “Regulation S-X” means Regulation S-X promulgated by the SEC.

Schedule B-13

          “Restricted Cash” shall mean, as of the Measurement Time, the amount of Cash of the Pueblo Companies that would be deemed to be “restricted” in accordance with GAAP as consistently applied by Pueblo in the preparation of the Financial Statements; provided, however, that the amount so determined shall (whether or not in compliance with GAAP) include the following: (i) amounts held in escrow, (ii) restricted balances, (iii) the proceeds of any casualty loss with respect to any asset (to the extent any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability) and (iv) proceeds of indemnification settlements to the extent that the indemnified losses have not been paid or accrued as current liabilities.
          “Rule 144A” means Rule 144A under the Securities Act or any successor rule thereto.
          “Sample Balance Sheet” shall mean the sample calculation of Current Assets and Current Liabilities and sample calculation of Net Working Capital as of the Sample Balance Sheet Date as set forth on Schedule C attached hereto.
          “Sample Balance Sheet Date” shall mean December 31, 2006.
          “Schedules” shall mean the schedules referenced in this Agreement and attached hereto.
          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Sellers’ Representative” shall mean Robert J. Clark.
          “Severance Obligations” shall mean any payment or other obligation of any Pueblo Company or Bear Cub to any Director, Officer, manager or other employee, or any independent contractor or agent, of any Pueblo Company, pursuant to any Contract with such Person existing as of or prior to the Closing that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing, or that exists as of the Closing as a result of any such termination prior to Closing, including any severance, bonus, accrued vacation or tax indemnification obligations or other similar payments and the Pueblo Companies’ portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments, but excluding salary through the date of any such termination.
          “Significant Subsidiary” means any Subsidiary of the Partnership that would constitute a Significant Subsidiary of the Partnership within the meaning of Rule 1.02 of Regulation S-X of the SEC.
          “Straddle Period” shall mean any Tax period beginning on or before and ending after the Closing Date.

Schedule B-14

          “Subordinated Units” shall mean units representing limited partner interest of the Partnership designated as Subordinated Units and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the Equity Interest or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
          “Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar tax, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or estimated tax or other tax, assessment or governmental charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
          “Tax Return” shall mean any declaration, report, statement, form, claim for refund, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.
          “Termination Agreement” shall mean the Termination Agreement in substantially the form attached hereto as Exhibit F.
          “Third-Party Consent” shall mean any consent, waiver, permission, authorization or approval of, or exemption by, any Third Person (other than a Governmental Authority).
          “Third-Party Debt” shall mean all (i) outstanding Indebtedness for borrowed money of any Pueblo Company from any Person other than another Pueblo Company and (ii) outstanding Indebtedness of any Person other than a Pueblo Company which is secured by a Lien on any assets or Equity Interests of any Pueblo Company or guaranteed by any Pueblo Company.
          “Third Person” shall mean (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
          “Title Defect” shall mean any Lien or defect in title associated with a Pueblo Company’s title to the Assets, other than a Permitted Encumbrance, that (a) causes any Pueblo Company’s title in any Asset not to constitute good, valid and, with respect to owned Real

Schedule B-15

Property Interest only, but excluding rights-of-way, Easements, surface use agreements, licenses and leases, marketable title or (b) adversely affects in any material respect the value of such Asset or the ability of any Pueblo Company to own, operate or maintain the Assets in the ordinary course of business consistent with past practice.
     “Transaction Documents” shall mean this Agreement, the Mutual Releases, the Registration Rights Agreement, the Transition Services Agreement, the Escrow Agreement, the Termination Agreement and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
     “Transaction Units” shall mean an aggregate of 751,597 Common Units to be issued by the Partnership and delivered to Sellers’ Representative at the consummation of the transactions contemplated hereby in discharge of a portion of the Aggregate Consideration.
     “Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form attached hereto as Exhibit G.
     “Treatment and Processing Dedication Agreements” means all Hydrocarbon gathering, treating or processing agreements and compressor agreements to which any Pueblo Company is a Party or that is binding on any Pueblo Company, including the (i) Gas Processing Agreement, entered into on October 22, 1959, between the Processor (as defined therein) and Gulf Oil Corporation, a Pennsylvania corporation, (ii) Agreement Respecting the Treating and Processing of Gas, entered into on July 1, 2001, between the Processor (as defined therein) and EEX Operating L.P., a Texas limited partnership, and (iii) Gas Gathering, Treating and Compression Agreement, entered into on August 9, 2001, between the Processor (as defined therein) and Chevron U.S.A. Inc., a Pennsylvania corporation.
     “Unpaid Environmental Deductible” means the difference between (i) $500,000, which represents the amount of the deductible under the Expired Environmental Insurance Policy, and (ii) the amount Pueblo has paid towards the deductible as of the Closing under the Expired Environmental Insurance Policy.
     “Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than the applicable Base Working Capital.
     “Working Capital Surplus” shall mean the amount, if any, by which Net Working Capital as reflected on the Final Closing Statement exceeds the Base Working Capital.
     (d) The following terms shall have the meanings defined in the Section indicated:

Defined Term	Section Reference
Aggregate Consideration	Section 2.2(a)
Aggregate Consideration Deficit	Section 2.3(d)(i)
Aggregate Consideration Surplus	Section 2.3(d)(ii)
Agreement	Opening Paragraph

Schedule B-16

Defined Term	Section Reference
Assets	Section 4.6(a)
Audit Fees	Section 2.3(f)
Bear Cub	Opening Paragraph
Bear Cub Consolidated Balance Sheet	Section 4.23(a)
Bear Cub Energy	Section 6.5
Bear Cub Year End Financial Statements	Section 4.23(a)
Buyer Affiliate	Section 11.15
Buyer Indemnitees	Section 10.3
Cash Amount	Section 2.2(a)
Closing	Section 8.1
Closing Date	Section 8.1
Consolidated Balance Sheet	Section 4.14(a)
Court Direction	Section 2.4(c)(i)
Current Salary/Benefits	Section 4.13(b)
Escrow Cash Shortfall	Section 2.4(b)(i)
Estimated Cash Amount	Section 2.3(a)
Estimated Closing Statement	Section 2.3(a)
FCC Transfer Applications	Section 6.12
Final Closing Statement	Section 2.3(c)
Financial Statements	Section 4.14(a)
Indemnified Party or Indemnitee	Section 10.6(a)
Indemnifying Party or Indemnitor	Section 10.6(a)
Intellectual Property	Section 4.11
Joint Direction	Section 2.4(c)
Member	Opening Paragraph
Notice Period	Section 10.6(c)
Partners	Opening Paragraph
Partnership	Opening Paragraph
Partnership Litigation	Section 5.5
Power of Attorney	Third Recital
Proposed Closing Statement	Section 2.3(b)
Pueblo	Opening Paragraph
Pueblo Holdings	Opening Paragraph
Pueblo Employees	Section 4.13(b)
Required Authorization	Section 4.5(a)
Required Notifications	Section 4.5(a)
Required Third-Party Consent	Section 4.5(a)
Review Period	Section 2.3(c)
Seller Indemnitees	Section 10.2
Sellers	Opening Paragraph
Shortfall Notice	Section 2.4(b)(i)
Stock Powers	Second Recital
Survival Date	Section 10.1(a)(ii)
Termination Date	Section 9.1(b)
Third Person Claim	Section 10.6(c)
Title Representations	Section 10.1(a)(i)

Schedule B-17

Defined Term	Section Reference
Transfer Taxes	Section 6.8(d)
Transferred Employee	Section 6.10
Transition Services Agreement	Section 6.11
TRCC	Section 6.18

Schedule B-18

Schedule C
Sample Balance Sheet
[See Attached]

C-1

Exhibit A
Power of Attorney
[See Attached]

A-1

Exhibit B
Purchaser’s Representation Letter
[See Attached]

B-1

Exhibit C
Escrow Agreement
[See Attached]

C-1

Exhibit D-1
Mutual Release
(Individual)
[See Attached]

D-1-1

Exhibit D-2
Mutual Release
(Entity)
[See Attached]

D-2-1

Exhibit E
Registration Rights Agreement
[See Attached]

E-1

Exhibit F
Termination Agreement
[See Attached]

Exhibit G
Transition Services Agreement
[See Attached]

G-1

Exhibit H
Acknowledgement and Appointment
of Agent and Power of Attorney
[See Attached]